UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

UNIVERSAL AMERICAN FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Six International Drive
Rye Brook, New York 10573

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 14, 2007

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Universal American Financial Corp. will be held at The Penn Club, 30 West 44th Street, New York, New York 10036 on Thursday, June 14, 2007 at 9:30 a.m., local time, or at any adjournment thereof, for the following purposes:

1.                To elect ten persons to our Board of Directors to serve until the next annual election of directors or until their successors are elected and qualified.

2.                To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our  independent auditors for the 2007 fiscal year.

3.                To approve a proposal to amend and to increase the number of shares issuable under our Universal American Financial Corp. 1998 Incentive Compensation Plan.

4.                To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

All shareholders are invited to attend the Annual Meeting. Only shareholders of record at the close of business on April 16, 2007 are entitled to notice of, and to vote at, the Annual Meeting. You may vote electronically through the internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

This Proxy Statement will be mailed to shareholders on or about June 1, 2007.

By Order of the Board of Directors,

LISA M. SPIVACK
Senior Vice President, General Counsel and Secretary

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN OUR ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

UNIVERSAL AMERICAN FINANCIAL CORP.
Six International Drive
Rye Brook, New York 10573

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

General Information

This proxy statement is furnished in connection with the solicitation of proxies by Universal American Financial Corp. (the “Company”) on behalf of its Board of Directors for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 14, 2007, at 9:30 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036, and at any postponements or adjournments thereof. The Notice of Annual Meeting, this proxy statement and the accompanying proxy card are first being mailed on or about June 1, 2007 to shareholders of record at the close of business on April 16, 2007.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of Annual Meeting, including the election of directors, the ratification of the appointment of our independent auditors, the approval of a proposal to amend and to increase the number of shares issuable under our 1998 Incentive Compensation Plan. In addition, our management will report on our performance during fiscal year 2006.

Who may attend the Annual Meeting?

All shareholders are invited to attend the Annual Meeting. However, only shareholders of record at the close of business on April 16, 2007, or their duly appointed proxies, may vote at the Annual Meeting. If you hold your shares in “street name” (that is, through a brokerage firm, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. In all cases, you must bring a form of personal identification.

Who is entitled to vote?

Shareholders who owned our common stock at the close of business on the record date, April 16, 2007, are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. Each shareholder of record is entitled to one vote for each share held.

Although we encourage you to complete and return the proxy card or to vote by telephone or via the Internet to ensure that your vote is counted, you may attend the Annual Meeting and vote your shares in person. Each share of common stock outstanding on the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting of a majority of our outstanding shares of common stock, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, we had 59,433,206 shares of common stock outstanding. Abstentions and broker non-votes will each be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

What vote is required to approve each item?

Proposal No. 1—Election of Directors.   The nominees who receive the greatest number of votes cast at the Annual Meeting, whether in person or by proxy (called a “plurality”), will be elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting.

Proposal No. 2—Ratification of Ernst & Young LLP.   The affirmative vote “FOR” by the holders of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve this proposal.

Proposal No. 3—Amendment and Increase of Shares Authorized Under 1998 Incentive Compensation Plan.   The affirmative vote “FOR” by the holders of a majority of the outstanding shares of common stock entitled to vote, either in person or by proxy, is required to approve this proposal.

Abstentions and Broker Non-Votes.   Abstentions and broker non-votes will not be counted for purposes of calculating a plurality, and therefore will have no effect on the outcome of the election of directors or the ratification of the auditors. Abstentions and broker non-votes are the equivalent of a vote against the remaining proposal.

Under New York law, shareholders will not have appraisal or similar rights in connection with any proposal set forth in this proxy statement.

How do I vote?

You may vote in the following ways:

(a)   In person:   We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the Annual Meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank, or other nominee and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, American Stock Transfer & Trust Company, but instead are held in the name of your brokerage firm, bank, or other nominee.

(b)   By mail:   Please complete and sign your proxy card and return it to us by mail in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of our authorized proxies, Richard A. Barasch, Robert A. Waegelein and Lisa M. Spivack.

If you do not mark your voting instructions on the proxy card, your shares will be voted as follows:

•       FOR approval of the ten nominated directors;

•       FOR ratification of Ernst & Young LLP as our independent auditors for 2007; and

•       FOR the amendment and the increase of shares authorized under our 1998 Incentive Compensation Plan.

(c)   By telephone:   Call the toll-free telephone number on your proxy card to vote by telephone. You must have a touch-tone telephone to use this option. You will need to follow the instructions on your proxy card and the voice prompts.

(d)   Via the Internet:   Go to the website listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and on the website.

Telephone and Internet voting options are available 24 hours a day, seven days a week. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or via the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. The telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares of common stock and to confirm that their instructions have been properly recorded. If you vote by telephone or via the Internet, you do not need to return your proxy card. If you hold your shares in street name, you may vote by telephone or via the Internet if your broker or nominee makes these methods available, in which case the broker or nominee will enclose the instructions with this proxy statement.

What if I am a beneficial owner rather than a holder of record?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain a legal proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine”. Under the rules that govern brokers who have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of Directors and ratification of the appointment of independent auditors, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

How do I vote if I am a participant in your company stock plan?

Shares of our common stock held by our employees who participate in the Universal American Financial Corp. 401(k) Savings Plan (the “401(k) Savings Plan”) are held of record and are voted by the trustees of the 401(k) Savings Plan. As a participant in our 401(k) Savings Plan, you may instruct the plan trustees as how to vote the shares allocated to your account by voting by proxy. The trustees of the 401(k) Savings Plan will vote shares as to which they have not received direction in accordance with the terms of the 401(k) Savings Plan.

Can I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing a notice of revocation or an executed proxy card bearing a later date with our Secretary at our principal executive offices at 6 International Drive, Suite 190, Rye Brook, New York 10573. You may also change or revoke your proxy by telephone or via the Internet at any time before the Annual Meeting in accordance with the instructions on the enclosed proxy card. The proxy also can be revoked if you attend the Annual Meeting in person and give notice of your intention to vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Who pays for this proxy solicitation?

We do. We do not intend to solicit proxies other than by use of the mail, but certain of our employees may contact you by telephone, mail, or otherwise to obtain proxies. None of these employees will receive any extra compensation for doing this.

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding,” which will reduce our printing and mailing costs. Under this procedure, we will deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family.

We encourage your participation in the householding program. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may wish to receive documents electronically. Instructions for consenting to electronic delivery are described below.

What do I need to do to participate in householding?

You do not need to do anything. If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our annual meeting of shareholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement.

Will I still receive my own proxy card?

Yes. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card and notice of shareholders’ meeting for each registered shareholder who shares your last name and lives at your home address.

What do I need to do if I want to continue to receive my own set of proxy materials?

If you object to the householding procedures and want to continue to receive your own separate set of documents, or if you participate in householding but wish in the future to receive individual copies of these documents for any reason, we will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to our Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, telephone (800) 332-3377. If you wish to request householding if members of your household are receiving multiple copies of these documents, you should write or call our Secretary at the same address or phone number listed above.

What if I don’t object to the householding procedures now, but change my mind later?

You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s annual meeting of shareholders. If you would like to opt out of householding for any other shareholders’ meeting that might be scheduled during a given calendar year, we will issue a press release notifying shareholders of the actual deadline for opting out of householding prior to those meetings. If we do not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings.

We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice. If you consent to electronic delivery, we will not be householding your documents, so you need not contact us to object to householding.

What happens when a member of my household changes his or her address?

When there is an address change for one of the members of the household, any proxy materials will be sent directly to that shareholder at his or her new address.

Do the householding procedures apply if I hold my shares through a broker, bank or other nominee?

We have been notified that some brokers and banks will household proxy materials. If your shares are held in “street name” by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

How can I receive my proxy statement electronically?

As an alternative to receiving printed copies of proxy materials in future years, we offer shareholders the opportunity to receive proxy mailings electronically. By consenting to electronic delivery of future annual reports and proxy statements, you will help us reduce printing and postage costs.

To be eligible for electronic delivery, you must have access to a computer and the Internet and expect to have access in the future. To take advantage of electronic delivery, please indicate your consent by following the instructions provided as you vote by Internet, or go to the website www.proxyvote.com and follow the prompts. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. However, you will continue to receive your printed proxy card each year, which will contain information regarding the Internet website where you can view the annual report and proxy statement. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet access charges in connection with the electronic delivery of the proxy materials and annual report. Your consent to electronic delivery will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time at the Internet site www.investordelivery.com or by writing to our Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table indicates the shareholders who have reported beneficial ownership of more than 5% of our outstanding shares of common stock as of April 16, 2007. The information below is based upon the most recent Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”), except as otherwise known by us.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Capital Z Partners, Ltd.(2)	20,220,236	34.1%
230 Park Avenue South, 11th Floor New York, NY 10003
Perry Corp.(3)	5,820,500	9.95%
767 Fifth Avenue, 19th Floor New York, NY 10153
Oz Management, L.L.C(4)	3,270,693	5.50%
9 West 57th Street, 39th Floor New York, NY 10019

(1)          The percentage of ownership is based on 59,433,206 shares of our common stock outstanding as of April 16, 2007.

(2)          Based upon information contained in a Schedule 13D/A filed with the SEC on October 25, 2006. The shares of common stock beneficially owned by Capital Z Financial Services Fund II, L.P. are directly held by Capital Z Financial Services Fund II, L.P. (20,113,392 shares) and its affiliate Capital Z Financial Services Private Fund II, L.P. (106,844 shares). Capital Z Partners, L.P., in its capacity as the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., has the sole power to vote all 20,220,236 shares.

(3)          Based upon information contained in a Schedule 13D filed with the SEC on October 25, 2006. Perry Corp. has the sole power to vote all 5,820,500 shares.

(4)          Based upon information contained in a Schedule 13G filed with the SEC on January 30, 2007 for the period ended December 31, 2006. Oz Management L.L.C. (and its affiliates) has sole power to vote all 3,270,693 shares.

Ownership of Common Stock by Directors and Executive Officers

The following table shows certain information regarding the amount of our common stock beneficially owned as of April 16, 2007 by (a) the members of our Board of Directors; (b) our Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer) (collectively, the “Named Executive Officers”); and (c) our directors and executive officers as a group.

Name, Address and Position(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Richard A. Barasch,	2,794,738	(4)	4.6%
Chief Executive Officer and
Chairman of the Board
Barry Averill,	3,333	(5)	*
Director
Gary W. Bryant,	853,391	(6)	1.4%
Executive Vice President and
Chief Operating Officer
Ted Carpenter,	109,219	(7)	*
Chief Executive Officer of
Heritage Health Systems, Inc.
Bradley E, Cooper,	34,216	(8)	*
Director
Mark M. Harmeling,	73,086	(9)	*
Director
Bertram Harnett,	265,790	(10)	*
Director
Jason J. Israel,	131,541	(11)	*
Chief Operating Officer of
CHCS Services, Inc.
Linda H. Lamel,	14,028	(12)	*
Director
Eric W. Leathers,	1,455	(13)	*
Director
Patrick J. McLaughlin,	79,778	(14)	*
Director
Robert A. Spass,	143,433	(15)	*
Director
Robert A. Waegelein,	723,004	(16)	1.2%
Executive Vice President and
Chief Financial Officer
Robert F. Wright,	205,054	(17)	*
Director
All Directors and Executive Officers as a Group	5,657,817		9.2%

                 * Less than 1%.

       (1) Unless otherwise noted, each person’s address is in care of Universal American Financial Corp., 6 International Drive, Suite 190, Rye Brook, New York 10573.

       (2) For purposes of this security ownership table, beneficial ownership includes currently exercisable options and options exercisable within 60 days after April 16, 2007. Except as otherwise noted below, all shares of Common Stock, vested options and all restricted stock are owned beneficially by the individual listed with sole voting and/or investment power.

       (3) The percentage of voting stock owned by each shareholder is calculated by dividing: (1) the number of shares deemed to be beneficially held by such shareholder as of April 16, 2007, as determined in accordance with Rule 13d-3 of the Exchange Act; by (2) the sum of (A) 59,433,206 which is the number of shares of common stock outstanding as of April 16, 2007; plus (B) the number of shares of common stock issuable upon exercise of currently exercisable options and other derivative securities held by such shareholder.

       (4) Includes 915,323 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007. Also includes 501,911 shares of common stock which are held directly by, or in trust for, members of Mr. Barasch’s immediate family as to which Mr. Barasch disclaims beneficial ownership.

       (5) Includes 3,333 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007..

       (6) Address is c/o Universal American Financial Corp., 1001 Heathrow Park Lane, Lake Mary, FL 32746. Includes 546,953 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

       (7) Includes 58,172 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

       (8) Address is c/o Capital Z Management, LLC, 230 Park Avenue South, New York, NY 10003. Mr. Cooper is a shareholder of Capital Z Partners, Ltd., the ultimate general partner of Capital Z. In addition, Mr. Cooper owns 5.7% of the voting capital stock of Capital Z Partners, Ltd. No person or entity owns 10% or more of the voting capital stock of Capital Z Partners, Ltd. Mr. Cooper disclaims beneficial ownership of all shares of our common stock that are beneficially owned by Capital Z.

       (9) Includes 40,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

(10) Includes 40,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007. Also includes 209,561 shares of common stock which are held in an irrevocable trust for the benefit of Mr. Harnett’s family, of which Mr. Harnett disclaims beneficial ownership. Mr. Harnett’s adult children are trustees of the trust, and his spouse and adult children are the beneficiaries of the trust. The trustees of the trust have delegated investment power over the shares held by the trust to Mr. Harnett.

(11) Includes 77,672 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

(12) Includes 9,778 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

(13) Address is c/o Capital Z Management, LLC, 230 Park Avenue South, New York, NY 10003. Mr. Leathers is a principal of Capital Z Partners, L.P., the immediate general partner of Capital Z. Mr. Leathers disclaims beneficial ownership of all shares of our common stock that are beneficially owned by Capital Z.

(14) Includes 40,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

(15) Address is c/o Capital Z Management, LLC, 230 Park Avenue South, New York, NY 10003. Mr. Spass is a shareholder of Capital Z Partners, Ltd., the ultimate general partner of Capital Z. In addition, Mr. Spass owns 5.7% of the voting capital stock of Capital Z Partners, Ltd. No person or entity owns 10% or more of the voting capital stock of Capital Z Partners, Ltd. Mr. Spass disclaims beneficial ownership of all shares of our common stock that are beneficially owned by Capital Z.

(16) Includes 471,953 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

(17) Includes 39,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after April 16, 2007.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

Our Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has nominated the following ten nominees for election as directors at the Annual Meeting: Mr. Barry Averill, Mr. Richard A. Barasch, Mr. Bradley E. Cooper, Mr. Mark M. Harmeling, Mr. Bertram Harnett, Ms. Linda H. Lamel, Mr. Eric W. Leathers, Mr. Patrick J. McLaughlin, Mr. Robert A. Spass, and Mr. Robert F. Wright. All director nominees currently serve on our Board of Directors. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

Proxies cannot be voted for a greater number of persons than the nominees named. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute.

Pursuant to the terms of the Shareholders’ Agreement, Capital Z currently has the right to nominate three directors and each of Mr. Barasch and the Company currently has the right to nominate two directors. Capital Z has nominated Mr. Bradley E. Cooper, Mr. Eric W. Leathers and Mr. Robert A. Spass for election at the Annual Meeting. Mr. Barasch has nominated Mr. Bertram Harnett and himself for election at the Annual Meeting. Please see “Certain Relationships and Related Transactions—Relationship with Capital Z” for additional information regarding the Shareholders’ Agreement.

Nominees for Director

Name	Age	Current Position with Company	Director of Company Since
Richard A. Barasch	53	Chairman of the Board, CEO and President	1988
Barry Averill	68	Director	2006
Bradley E. Cooper	40	Director	1999
Mark M. Harmeling	54	Director	1990
Bertram Harnett	84	Director	1996
Linda H. Lamel	63	Director	2003
Eric W. Leathers	33	Director	2004
Patrick J. McLaughlin	49	Director	1995
Robert A. Spass	51	Director	1999
Robert F. Wright	81	Director	1998

Biographical information concerning the director nominees is set forth below.

Richard A. Barasch has served as our Director since July 1988, as Chairman of the Board since December 1997, as Chief Executive Officer since June 1995 and as President since April 1991. He has served as a director and the President of American Progressive Life and Health Insurance Company of New York since 1991, and he is Chairman of the Board of all of our subsidiaries. Mr. Barasch has held positions with our subsidiaries since their acquisition or organization.

Barry Averill has served as our Director since March 2006. Since 2003, Mr. Averill has served as the President of Averill Management Enterprises, Inc., a consulting firm specializing in the managed healthcare industry. From 2000 to 2003, Mr. Averill served as President of Health Net of the Northeast, Inc. Prior to that, Mr. Averill worked at Humana, Inc. (from 1991 to 2000), serving as its Regional Vice President beginning in 1998. Mr. Averill also was the President and CEO of Michael Reese

Health Plan, Inc. (from 1984 to 1991). Mr. Averill has served as the President and as a member of the Boards of Directors of many professional organizations within the managed care industry, including the Illinois HMO Association, Group Health Association of America, American College Health Association, and the Accreditation Association for Ambulatory Health Care. Mr. Averill serves on the board of directors of Socios Mayores en Salud.

Bradley E. Cooper has served as our Director since July 1999. Mr. Cooper is a Senior Vice President, Director, Partner and co-founder of Capital Z, which owns 34.1% of our outstanding common stock, and a Partner, Senior Vice President and co-founder of Union Square Partners Management, LLC, the successor firm of Capital Z Management, LLC. Prior to founding Capital Z in 1998, Mr. Cooper served in similar roles at Insurance Partners, L.P. (from 1994 to 1998) and International Insurance Advisors, L.P. (from 1990 to 1994). Prior to that, Mr. Cooper was an investment banker in the Financial Institutions Group at Salomon Brothers, inc. (from 1988 to 1990). Mr. Cooper currently serves on the board of directors of PXRE Group, Ltd. and Newstar Financial, Inc.

Mark M. Harmeling has served as our Director since July 1990. He also served as a Director of American Progressive from 1992 to 1999. Mr. Harmeling is a Senior Managing Director at Colony Realty Partners, LLC. He was previously a Partner of TA Associates Realty, a pension fund advisory firm from 2001 to 2004. Prior to joining TA Associates, Mr. Harmeling worked for several real estate companies, the longest tenure of which was as President of Bay State Realty Advisors.

Bertram Harnett has served as our Director since June 1996. Mr. Harnett has been a practicing lawyer since 1948 and has been President of the law firm of Harnett & Lesnick P.A., Boca Raton, Florida and its predecessors since 1988. He is the author of treatises on insurance law and is a retired Justice of the New York State Supreme Court.

Linda H. Lamel has served as our Director since June 2003. She also serves as a director and member of the Audit Committee of American Progressive Life and Health Insurance Company of New York, our wholly-owned subsidiary, since 2005. Ms. Lamel is an attorney and arbitrator in private practice and a professor at Brooklyn Law School. She was CEO of Claims online, a technology company specializing in insurance claims processing, from 2000 to 2002. Previous to that, Ms. Lamel was Executive Director of the Risk and Insurance Management Society, an association of corporate insurance buyers (from 1997 to 2000), Vice-President of TIAA-CREF regarding their group insurance operation (from 1988 to 1996), President of The College of Insurance (from 1983 to 1988), and Deputy Superintendent of the Insurance Department of New York (from 1977 to 1983). Ms. Lamel serves on the board of directors of AmCOMP Incorporated and the Boy Scouts of American, Greater New York Council.

Eric W. Leathers has served as our Director since February 2004. He is a partner of Capital Z, which owns 34.1% of our outstanding common stock, and a partner of Union Square Partners Management, LLC, the successor firm of Capital Z Management, LLC. Prior to joining Capital Z in August 1998, Mr. Leathers was an investment banker with Donaldson, Lufkin & Jenrette, where he specialized in mergers and acquisitions, corporate financings, and private equity transactions within the insurance industry. Mr. Leathers serves on the board of directors of SBJ Group, Ltd. and PXRE Group Ltd.

Patrick J. McLaughlin has served as our Director since January 1995. Mr. McLaughlin has been a Managing Director of Emerald Capital Group, Ltd., an asset management and consulting firm specializing in the insurance industry, since April 1993. Prior to that, he was an Executive Vice president and Chief Investment Officer of Life Partners Group, Inc., Managing Director of Corning & Company and Senior Vice President and Chief Investment Officer of ICH Corporation.

Robert A. Spass has served as our Director since July 1999. Mr. Spass is the Chairman of the Board, a Partner and co-founder of Capital Z, which owns 34.1% of our outstanding common stock, and Chairman of the Board, a Partner and co-founder of Union Square Partners Management, LLC, the successor firm of

Capital Z Management, LLC. Prior to founding Capital Z in 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners, L.P. (from 1994 to 1998). Prior to the formation of Insurance Partners, L.P., Mr. Spass was President and CEO of International Insurance Advisors L.P. (from 1990 to 1994). Prior to that, Mr. Spass was a Director of Investment Banking at Salomon Brothers (from 1984 to 1990) and Senior Manager for Peat Marwick Main & Co. (from 1978 to 1984). Mr. Spass serves on the board of directors of Endurance Holdings, Inc., Lancashire Holdings Limited and USI Holdings Corporation.

Robert F. Wright has served as our Director since June 1998. Mr. Wright has been President of Robert F. Wright Associates, Inc. since 1988. Prior to that, Mr. Wright was a senior partner of the public accounting firm of Arthur Andersen LLP. Mr. Wright is a director of Delphi Financial Group Inc., Reliance Standard Life Insurance Company (and its affiliates), GVA Williams, The Navigators Group, Inc. and USI Holdings Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF
THE NOMINEES FOR DIRECTOR NAMED ABOVE

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the New York Business Corporation Law, our charter and our by-laws. Members of the Board of Directors are kept informed of our business through discussions with the Chairman and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually.

Regular attendance at Board meetings is expected of each director. Universal American’s Board held 11 meetings during 2006. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she served as a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served). Our Board of Directors holds regularly scheduled executive sessions consisting only of independent directors. These executive sessions typically occur immediately following each regularly scheduled meeting of the Board of Directors, or at any other time and place as the independent directors may determine. The non-management directors met in executive session at all in-person Board meetings in 2006.

Director Independence

The Board of Directors has determined that to be considered independent, a director may not have any direct or indirect material relationships with us. In making a determination of whether a material relationship exists, the Board considers all relevant facts and circumstances, including but not limited to the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors also reviewed the independence of our Directors in accordance with the Corporate Governance Listing Standards of the applicable rules for companies traded on The NASDAQ Global Select Market (NASDAQ).

Consistent with these considerations, the Board has reviewed all relationships between the members of the Board and us, and has affirmatively determined that eight of our ten Directors are independent within the meaning of the rules of NASDAQ, based on the application of our independence standards. These independent directors include Ms. Lamel and Messrs. Averill, Cooper, Harmeling, Leathers, McLaughlin, Spass and Wright.

The Board has determined that Mr. Barasch, our Chief Executive Officer, and Mr. Harnett, a shareholder in the law firm of Harnett & Lesnick P.A. of Boca Raton, Florida, which was paid $462,010 in 2006, $443,811 in 2005 and $502,240 in 2004 for legal services rendered to the Company, are not independent directors.

The Board also has determined that each of the directors serving on the Audit Committee (Messrs. McLaughlin and Wright and Ms. Lamel) satisfies the independence standards set forth in our Audit Committee Charter and is “independent” within the meaning of the applicable rules of NASDAQ and the Securities and Exchange Commission.

The Board has further determined that each of the directors serving on the Compensation Committee (Ms. Lamel and Messrs. Averill and Cooper) satisfies the independence standards set forth in our Compensation Committee Charter and is “independent” within the meaning of the applicable rules of NASDAQ and the Securities and Exchange Commission.

The Board has further determined that each of the directors serving on the Nominating and Corporate Governance Committee (Messrs. Harmeling, Spass and Wright) satisfies the independence standards set forth in our Nominating and Corporate Governance Committee Charter and are “independent” within the meaning of the applicable rules of NASDAQ and the Securities and Exchange Commission

Attendance at the Annual Meeting

We encourage the members of the Board to attend our annual meetings. All directors attended the 2006 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, employees, and all subsidiaries and entities controlled by us. We also have adopted a Code of Ethics for Principal Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and other principal financial officers designated by us, and approved by the Board. A copy of each of these codes is posted on our corporate website at www.uafc.com under Corporate Governance in the “Investors” section, and they are available in print to any shareholder who requests a copy. We intend to disclose any substantive amendment or waivers to the codes.

Shareholder Communications with the Board of Directors

We make every effort to ensure that the views of shareholders are heard by the Board or individual directors, as applicable. Shareholders may communicate with the Board, any of its constituent committees or any member thereof by means of a letter addressed to the Board, its constituent committees or individual directors.

All shareholder communications must (1) be sent to the Chairperson of the Nominating and Governance Committee of our Board of Directors at our address, (2) be in writing, (3) be signed by the shareholder sending the communication, (4) indicate whether the communication is intended for the entire Board of Directors, the Nominating and Corporate Governance Committee, any other committee of the Board of Directors or an individual director, (5) if the communication relates to a shareholder proposal or director nominee, identify the number of shares held by the shareholder, the length of time such shares have been held, and the shareholder’s intention to hold or dispose of such shares, provided, however, that the Board of Directors and the Nominating and Corporate Governance Committee will not entertain shareholder proposals or shareholder nominations from shareholders who do not meet the eligibility and procedural criteria for submission of shareholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act, and (6) if the communication relates to a director nominee being recommended by the shareholder, must include the appropriate consent and biographical information of the candidate. Please see “Shareholder Proposals” for further information.

Upon receipt of a shareholder communication that is compliant with the requirements identified above, the Chairperson of the Nominating and Governance Committee of the Board of Directors will promptly deliver such communication to the appropriate board or committee member(s) identified by the shareholder as the intended recipient of such communication.

The Chairperson of the Nominating and Governance Committee of the Board of Directors may, in his or her sole discretion and acting in good faith, provide copies of any such shareholder communication to any one or more of our directors and executive officers, except that in processing any shareholder communication addressed to the independent directors, the Chairperson of the Nominating and Governance Committee of the Board of Directors may not copy any member of management in forwarding such communication to such directors.

Committees of the Board of Directors

The Board of Directors has six standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, the Investment Committee, the Executive Committee and the Special Committee. The table below indicates the membership of each Board committee:

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Investment Committee	Executive Committee	Special Committee
Barry W. Averill			X			X
Richard A. Barasch				X	X
Bradley E. Cooper			X		X
Mark M. Harmeling		X
Bertram Harnett				X	X
Linda H. Lamel	X		Chair			X
Eric W. Leathers				X
Patrick J. McLaughlin	X			Chair	X	Chair
Robert A. Spass		X			Chair
Robert F. Wright	Chair	Chair				X

The Audit Committee.   The Audit Committee held 14 meetings during 2006. The Audit Committee’s primary responsibilities are to oversee: (a) the quality and integrity of our financial statements, (b) the independence and qualifications of our independent auditors, including the retention, evaluation and termination of such independent auditors, (c) the performance of our internal audit function and independent auditors, (d) the effectiveness of our disclosure controls and procedures and internal controls, and (e) our compliance with legal and regulatory requirements. The report of the Audit Committee is set forth on page 23 of this Proxy Statement.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates pursuant to a charter approved by the Audit Committee and the Board. The Audit Committee Charter is attached to this Proxy Statement as Exhibit A, is posted on our website at www.uafc.com, and is also available in print to any shareholder who requests a copy.

The Board of Directors has determined that Robert F. Wright, chairman of our Audit Committee, satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert.” In addition, the Board has determined that Robert F. Wright (chairperson), Linda H. Lamel and Patrick J. McLaughlin, all members of our Audit Committee, are independent directors and are financially literate, pursuant to the requirements under the Securities Exchange Act of 1934 and NASDAQ Listing Standards.

None of our directors serves on the audit committee of more than three public companies.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

The Compensation Committee.   The Compensation Committee held eight meetings during 2006. The Compensation Committee: (a) oversees our policies relating to compensation of our executives and makes recommendations to the Board regarding the compensation of our executive officers, and (b) produces a report on executive compensation for inclusion in our Proxy Statement. The Compensation Committee Report is set forth on page 35 of this Proxy Statement.

The Compensation Committee is composed entirely of independent directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee Charter is available on our website at www.uafc.com, and is also available in print to any shareholder who requests a copy.

The Compensation Committee oversees the design and administration of our compensation programs and evaluates these compensation programs against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation Committee makes recommendations to the Board of Directors regarding total compensation for each executive officer, which is then reviewed and approved by the full Board of Directors. As part of its processes and procedures for determining executive compensation, the Compensation Committee annually:

•       reviews and establishes the peer group companies used as a reference to benchmark our performance and executive officer compensation;

•       reviews executive officer compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance;

•       reviews total compensation and benefits summaries (referred to as “tally sheets”) for each executive officer to ensure the Committee understands all aspects of each executive officer’s total compensation;

•       approves specific performance targets, which are linked to our performance, and the officer’s position and scope of responsibility with us;

•       consults with the Committee’s independent outside advisor to ensure that total compensation paid to each executive officer is appropriate; and

•       approves base salary adjustments and annual and long-term incentive award payouts for each year based on performance achieved in the prior year relative to the pre-established performance targets.

The Compensation Committee engages Susan F. Cabrera as an independent outside advisor to evaluate all components of compensation and benefits provided to the executive officers (see “Role of the

Compensation Consultant” in the Compensation Discussion and Analysis on page 27 of this Proxy Statement). The Compensation Committee also solicits significant input from our Chairman and Chief Executive Officer in determining compensation for other executive officers in order to gain his perspective on individual performance and contributions. Director compensation also is determined by the Board upon recommendation of the Compensation Committee.

The Executive Committee.   The Executive Committee did not meet during 2006. The Executive Committee has the authority to act between Board meetings on behalf of the Board, on all matters allowed by law.

The Investment Committee.   The Investment Committee held 12 meetings during 2006. The Investment Committee reviews our investment policy and guidelines and portfolio performance.

The Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee held two meetings during 2006. The Nominating and Corporate Governance Committee: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the Committees of the Board; (b) develops and recommends to the Board corporate governance principles applicable to us and monitors compliance with such principles and policies; (c) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its Committees; and (d) leads the Board in its annual review of the performance and effectiveness of our Chief Executive Officer and the Board and its Committees, and assesses and reports to the Board thereon.

In performing its responsibilities, the Nominating and Corporate Governance Committee will endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, and our management. The Nominating and Corporate Governance Committee operates under a charter approved by the Board, which is available on our website at www.uafc.com, and is also available in print to any shareholder who requests a copy. The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements of NASDAQ and applicable securities laws.

Director Nomination Process

The Nominating and Governance Committee seeks to create a Board that is strong in its collective judgment, skill, diversity, experience and business judgment. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at individuals who have displayed high ethical standards, integrity and sound business judgment, taking into account the candidate’s qualifications in light of our needs and those needs of the Board at that time given the then current mix of director attributes, and the extent to which the candidate otherwise would be a desirable addition to the Board and any committees of the Board. The composition of the Board should balance the following goals:

•       The size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully;

•       The composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to our business; and

•       A majority of the Board shall consist of directors who are neither our officers nor employees, nor those of our subsidiaries, nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise independent under NASDAQ requirements and applicable securities laws.

In evaluating current directors for re-nomination to the Board, the Nominating and Corporate Governance Committee assesses the performance of each such director, as well as our challenges and needs.

The Nominating and Governance Committee will review a summary of the nominee’s qualifications, including materials provided by outside search firms or other parties. The Nominating and Governance Committee evaluates prospective nominees against the standards and qualifications set out in the Nominating and Governance Committee Charter, including:

•       experience in corporate governance, such as an officer or former officer of a publicly held company;

•       experience in our industry;

•       experience as a board member of another publicly held company; and

•       academic expertise in an area of our operations.

The Nominating and Governance Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board; the balance of management and independent directors; senior leadership experience and the need for financial and accounting expertise; the ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and a diversity of viewpoints, background, experience and other factors.

The Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

The Nominating and Corporate Governance Committee will ensure that a majority of the directors on the Board are independent in accordance with NASDAQ listing criteria. It also will ensure that the members of the Board maintain the requisite qualifications under NASDAQ listing standards and SEC rules for membership on the Audit, Compensation, and Nominating and Corporate Governance Committees.

The Nominating and Corporate Governance Committee will consider potential nominations for Board membership suggested by its members and other Board members, as well as by members of management and our shareholders. The Nominating and Corporate Governance Committee considers nominations for director made by our shareholders in accordance with the procedures for submission of proposals as described under “Shareholder Communications with the Board of Directors” and “Shareholder Proposals” in this Proxy Statement; provided, however, that a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder’s intent to make such nomination has been provided to our Secretary as described under “Shareholder Proposals” in this Proxy Statement. The Nominating and Governance Committee will review and evaluate such shareholder nominations in the same manner as it evaluates all other nominees. In addition, we may, at the request of the Nominating and Corporate Governance Committee, retain outside search firms to identify prospective Board nominees.

Pursuant to the terms of the Shareholders’ Agreement, Capital Z currently has the right to nominate three directors, and Mr. Barasch currently has the right to nominate two directors. Capital Z and Mr. Barasch each are required to vote for the director(s) nominated by the other. Capital Z has nominated Mr. Bradley E. Cooper, Mr. Eric W. Leathers and Mr. Robert A. Spass for election at the Annual Meeting. Mr. Barasch has nominated Mr. Bertram Harnett and himself for election at the Annual Meeting. The Nominating and Corporate Governance Committee has approved these nominees for director. Please see “Certain Relationships and Related Transactions—Relationship with Capital Z” for additional information regarding the Shareholders’ Agreement.

The Special Committee.   The Special Committee held 20 meetings during 2006. The Special Committee was formed to review and evaluate the acquisition proposal received from members of management and private equity investors on October 25, 2006. Although the Special Committee has rejected the management-led bid, the Committee currently remains in place.

Compensation Committee Interlocks and Insider Participation

During 2006, the following directors served on the Compensation Committee: Bradley E. Cooper, Mark M. Harmeling and Linda H. Lamel. No member of our Compensation Committee was engaged in a related party transaction with, or was an officer or employee of, us or our subsidiaries. There are no interlocking relationships involving our Compensation Committee and the board of directors or compensation committee of any other company which would require disclosure under the executive compensation rules of the SEC.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

During 2006, the directors were compensated pursuant to the following schedule:

Annual Retainer	$25,000
(Increased to $30,000 for 2007 Annual Meeting)
Committee Chairman fee per year:
Audit Committee Chair	$20,000
Investment Committee Chair	$20,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000
Special Committee	$30,000
Audit Committee Member fee per year	$10,000
Special Committee Member fee per year	$20,000
Common Stock per year	5,000 options
(Granted at Annual Meeting)
(Increased to 10,000 stock options for 2007 Annual Meeting)
Board Meeting Fees
In-person meeting	$1,500 per meeting
Telephonic Meeting	$500 per meeting
Committee Meeting Fees
In-person meeting	$1,000 per meeting
Telephonic Meeting	$500 per meeting

The following table shows the total compensation paid to our non-employee directors in 2006.

Director Summary Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Barry W. Averill	69,250	—	13,613		—	—	—	82,863
Bradley E. Cooper	46,500	—	31,070		—	—	—	77,570
Mark M. Harmeling	46,000	—	31,070		—	—	—	77,070
Bertram Harnett	44,000	—	31,070		—	—	—	75,070
Linda H. Lamel	112,000	—	33,039	(3)	—	—	—	145,039	(3)
Eric W. Leathers	44,000	—	31,070		—	—	—	75,070
Patrick J. McLaughlin	121,000	—	31,070		—	—	—	152,070
Robert A. Spass	40,500	—	31,070		—	—	—	71,570
Robert F. Wright	109,000	—	31,070		—	—	—	140,070

(1)          The amounts reported as Option Awards represent stock option grants for which, in each case, we recorded 2006 compensation expense. Under the required FAS 123(R) methodology, the compensation expense reflected is for grants made in 2006 and grants made in prior years (2003 through 2005) which continued to be expensed in 2006. These options vest ratably over three years at each anniversary of the grant. The grants were awarded under our 1998 Incentive Compensation Plan, as amended, which is described in Note 7—“Stock-Based Compensation” of the Notes to Consolidated Financial Statements included under Item 8—“Financial Statements and Supplementary Data” in Universal American Financial Corp.’s 2006 Annual Report on Form 10-K. The amounts reported in this column were determined as of the option’s grant date using a Black-Scholes stock option valuation model using the weighted average assumptions set forth in the table below. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to our historical experience.

	2003	2004	2005	2006
Dividend yield	—%	—%	—%	—%
Volatility	40.00%	40.00%	42.60%	44.40%
Risk-free interest rate	3.34%	4.66%	4.20%	4.90%
Expected life (years)	9.0	9.0	5.9	3.5
Grant Date Fair value/share	$3.32	$6.00	$8.86	$5.69

(2)          Our independent directors receive annual grants of non-qualified options pursuant to our 1998 Incentive Compensation Plan at our Annual Meeting. Additionally, new directors are granted non-qualified options upon election or appointment to the Board. The options vest ratably at the first, second and third anniversaries and expire after the fifth year. Unvested options are forfeited upon any termination, including retirement. The exercise price for the options granted to independent directors is based on the closing market price of a share of our common stock on the grant date. A summary of the option award for 2006 performance is presented below:

	Grant Date	Number of securities underlying Options	Exercise price for Option Awards	Closing Price on Grant Date	Grant Date Fair Value
Regular
Barry W. Averill	5/25/2006	5,000	$13.75	$13.75	$26,250
Bradley E. Cooper	5/25/2006	5,000	$13.75	$13.75	$26,250
Mark M. Harmeling	5/25/2006	5,000	$13.75	$13.75	$26,250
Bertram Harnett	5/25/2006	5,000	$13.75	$13.75	$26,250
Linda H. Lamel	5/25/2006	5,000	$13.75	$13.75	$26,250
Eric W. Leathers	5/25/2006	5,000	$13.75	$13.75	$26,250
Patrick J. McLaughlin	5/25/2006	5,000	$13.75	$13.75	$26,250
Robert A. Spass	5/25/2006	5,000	$13.75	$13.75	$26,250
Robert F. Wright	5/25/2006	5,000	$13.75	$13.75	$26,250
Supplemental
Barry W. Averill	3/30/2006	5,000	$15.06	$15.06	$28,200

The grant date fair value reflects the SFAS No. 123(R) value of the award. For the purposes of determining the fair value of stock option awards, we use the Black-Scholes option pricing model and the weighted average assumptions set forth in the table below. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to our historical experience.

	Regular	Turbo
Dividend yield	—%	—%
Volatility	44.40%	44.43%
Risk-free interest rate	4.97%	4.39%
Expected life (years)	3.5	3.5
Grant Date Fair value/share	$5.25	$5.64

(3)          Includes expense for option awards for service on the Board of American Progressive Life and Health Insurance Company of New York, our wholly-owned subsidiary.

Directors’ Cash Compensation

Directors receive cash fees in quarterly installments pursuant to the schedule set forth above. In addition, each non-employee director also was reimbursed for his travel and related expenses incurred in connection with his or her Board and Board committee activities. We do not pay director fees to our employee directors, who currently consist of Richard A. Barasch.

The following table provides a breakdown of director fees earned in 2006.

Name	Annual Retainers ($)		Committee Chair Retainer ($)		Audit and/or Special Committee Member Retainer ($)		Board Meeting Fees ($)	Committee Meeting Fees ($)		Total ($)
Barry W. Averill	18,750	(2)			15,000	(1)	11,000	24,500		69,250
Bradley E. Cooper	25,000						13,000	8,500		46,500
Mark M. Harmeling	25,000						11,500	9,500		46,000
Bertram Harnett	25,000						13,000	6,000		44,000
Linda H. Lamel	25,000		10,000		25,000	(1)	13,500	38,500	(3)	112,000
Eric W. Leathers	25,000						13,000	6,000		44,000
Patrick J. McLaughlin	25,000		42,500	(1)	10,000		13,500	30,000		121,000
Robert A. Spass	25,000						13,500	2,000		40,500
Robert F. Wright	25,000		30,000		15,000	(1)	13,000	26,000		109,000

(1)          Special Committee retainers pro-rated for three quarters of 2006.

(2)          Mr. Averill joined the Board on March 31, 2006. The annual retainer was pro-rated for three quarters of 2006.

(3)          Includes $6,000 in fees for service on the Board of Directors of American Progressive Life and Health Insurance Company of New York, our wholly-owned subsidiary.

Directors’ Equity Compensation

On May 25, 2006, each of our non-employee directors received an annual grant of options to purchase 5,000 shares of our common stock under our 1998 Incentive Compensation Plan in consideration for each director’s annual service on the Board at an exercise price of $13.75 per share, which was equal to the fair market value of our common stock on the date of grant, as then determined as the intra-day trading average on the date of grant. These annual options vest annually over three years, subject to the individual’s continued service on the Board on the scheduled date of vesting, and will terminate on May 24, 2011. From time to time, our non-employee directors may be granted additional options in consideration for providing services on the Board. See footnote 2 to the Director Summary Compensation Table on page 20 of this Proxy Statement.

The following table provides information on the stock options held by non-employee director as of December 31, 2006.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
Barry W. Averill		5,000		$15.06	03/30/2011
		5,000		$13.75	05/25/2011
Bradley E. Cooper	—	—	—

Mark M. Harmeling	1,000			$1.88	06/13/2007
	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011
Bertram Harnett	1,000			$1.88	06/13/2007
	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011
Linda H. Lamel	1,500			$6.23	06/03/2013
	1,500	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		6,500		$13.75	05/25/2011
Eric W. Leathers	—	—	—
Patrick J. McLaughlin	1,000			$1.88	06/13/2007
	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011

Robert A. Spass	—	—	—
Robert F. Wright	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011

Report of the Audit Committee of the Board of Directors

Membership and Role of the Audit Committee

The Audit Committee of our Board of Directors serves as an independent and objective party to monitor and provide general oversight of our financial accounting and reporting process, selection of critical accounting policies, system of internal control, audit process for monitoring compliance with laws and regulations, and our standards of business conduct. The Audit Committee operates under a written amended charter originally adopted by the Board of Directors on June 7, 2000, which can by found on our corporate website, www.uafc.com. Among other matters, the Audit Committee, in its oversight role, reviews and reassesses the adequacy of the charter and the performance of the Audit Committee thereunder at least annually.

The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of NASDAQ and applicable securities laws. During 2006, the members of the Audit Committee were Robert F. Wright (chairperson), Linda H. Lamel and Patrick J. McLaughlin. The Board of Directors has determined that Robert F. Wright is an “audit committee financial expert,” as defined by SEC rules and regulations.

Review of Our Financial Statements

Our management has responsibility for preparing our financial statements, and our independent auditor Ernst & Young LLP (“Ernst & Young”), is responsible for auditing those financial statements. In this context, as part of its oversight of our financial statements, the Audit Committee has met with management and Ernst & Young to review and discuss all of our annual and quarterly financial statements prior to their issuance. This process includes an assessment of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements. During fiscal 2006, our management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee discussed with Ernst & Young the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as currently in effect, and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask Ernst & Young questions relating to such matters. With and without management present, the Audit Committee also reviewed and discussed the results of Ernst & Young’s examination of the annual financial statements. The Audit Committee also discussed with our management the process for certifications by our Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of our filings with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed with Ernst & Young, Ernst & Young’s independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to Ernst & Young’s independence pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect. These written disclosures included a formal written statement from Ernst & Young to the Audit Committee describing all relationships between it and the Company that might bear on the auditors’ independence from us and our management. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors. For additional information about the fess paid to Ernst & Young for services in fiscal years 2006 and 2005, see “Proposal 2 :Ratification of Appointment of Independent Auditor.” The Audit Committee considered whether Ernst & Young’s provision of audit and non-audit services to us was compatible with its independence. The Audit Committee also discussed with management and Ernst & Young any relationships that might have impacted or may impact the auditors’ objectivity and independence. The Audit Committee concluded that Ernst & Young is independent from us and our management.

The Audit Committee reviewed with our internal and independent auditors the overall scope and plans for their respective audits for 2006. During 2006, the Audit Committee also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program and the steps taken to implement recommended improvements in internal controls and procedures. The Audit Committee also received regular updates from our internal auditor on internal control and business risks and compliance. The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ernst & Young and with our internal auditor, in each case without the presence of our management, to raise and discuss any issues or concerns that they may have had about the adequacy and proper, timely functioning of our control, reporting, disclosure and compliance systems and procedures.

In performing all of these functions, the Audit Committee acted and continues to act only in an oversight capacity on behalf of the Board of Directors. In its oversight role, the Audit Committee necessarily relies on the procedures, work and assurances of our management, which has the primary responsibility for financial statements and reports, and of Ernst & Young, who, in its report, expresses an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also has retained Ernst & Young as our independent auditors for the fiscal year 2007, and the Audit Committee and the Board have recommended that shareholders ratify the appointment of Ernst & Young as our independent auditors for the fiscal year 2007.

Submitted by
The Audit Committee of Universal American Financial Corp.
Robert F. Wright, Chairperson
Linda H. Lamel
Patrick J. McLaughlin

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any of our prior or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

Biographical information concerning Richard A. Barasch, our Chief Executive Officer, who also serves as a director, is set forth above under the caption “Proposal No. 1—Election of Directors.” Biographical information concerning our remaining executive officers is set forth below.

Gary W. Bryant, 57, has served as our Executive Vice President since June 1995 and our Chief Operating Officer since June 2000. He has also been a Director, President and Chief Executive Officer of American Pioneer since April 1983, Vice Chairman of American Progressive and Pennsylvania Life since 2001 and a Director, President and Chief Executive Officer of American Exchange since December 1997. In addition, Mr. Bryant has served as a Director and President of Constitution Life, Marquette, Peninsular Life and Union Bankers since March 2000.

Theodore M. Carpenter, Jr., 59, has served as Chief Executive Officer of our subsidiary Heritage Health Systems, Inc. since May 2005, and was its Executive Vice President and Chief Operating Officer from 1999 to 2005. Prior to joining Heritage, Mr. Carpenter worked for Kaiser Permanente for over 20 years; his last five years as President of Kaiser Foundation Health Plan of North Carolina.

Jason J. Israel, C.P.A., 54, has served as our Senior Vice President, Administration since March 2004 and as Chief Operating Officer and a Director of CHCS Services, Inc. since July 2002. Previously, Mr. Israel was President and Director of Bankers Insurance Group’s Property and Casualty Companies from January to June, 2002. From January 2000 to January 2002, Mr. Israel was President and Director of JASCO Consulting Corp. From 1986 to 2000, he was employed by American Bankers Insurance Group serving as Executive Vice President of Administration. From 1978 to 1986, Mr. Israel was employed by Price Waterhouse as a Senior Audit Manager. From 1974 to 1978, he was employed by SD Leidesdent & Co. as an Audit Senior.

Gary Jacobs, 56, has served as our Senior Vice President, Corporate Development since 2002. He also has served as President of CHCS Services, Inc. since 1995, a Director and Senior Vice President of American Pioneer Health Plans, Inc., Senior Vice President, Managed Care of American Pioneer Life Insurance Company and American Progressive, a Director and President of Ameri-Plus Preferred Care, Inc. and CHCS, Inc., a Director of Eagle Life, and President of WorldNet Services Corp. Prior to joining us, Mr. Jacobs served as a Franchisee and Executive Director of Staff Builders Home Health Care of Broward County and as President of HMI a Public HMO Management and Consulting Company.

Lisa M. Spivack, 37, has served as our Senior Vice President, General Counsel and Secretary since March 2005. Prior to joining us, Ms. Spivack served as Vice President, Associate General Counsel and Assistant Secretary of ImClone Systems Incorporated from 2003 to 2005, and as a corporate attorney in private practice since 1994, most recently with the law firm of Pryor Cashman Sherman & Flynn LLP in New York, New York, specializing in corporate governance and corporate and securities transactions and compliance, from 1997 to 2003.

Robert A. Waegelein, C.P.A., 46, has served as our Executive Vice President and Chief Financial Officer since October 1990 and has been Chief Financial Officer and a Director of each of our subsidiaries since they were acquired or organized. Prior to that, Mr. Waegelein, a certified public accountant, was employed by KPMG Peat Marwick LLP, our then independent public accountants, in positions of increasing responsibility, finally serving as Senior Manager.

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy is designed to provide a total compensation package that will enable us to:

•       Attract, motivate and retain outstanding executives;

•       Align the financial interests of our executive officers with the interests of our shareholders;

•       Reward our executives for attaining desired levels of profitability and shareholder value; and

•       Encourage each executive officer’s stake in our long-term performance and success.

Our Compensation Committee monitors our compensation philosophy. In consultation with management and its independent compensation consultant, the Committee has developed a comprehensive compensation and benefits strategy that rewards corporate and individual performance in a manner that we believe will drive our long-term success. From time to time, as necessary, the Committee may modify our compensation philosophy.

What Our Compensation Program is Designed to Reward

Our compensation program is designed (1) to promote a performance-based culture that focuses on the creation of shareholder value by rewarding executives for our corporate and their individual performance in the interim and long-term, and (2) to provide competitive levels of compensation in order to attract and retain the executive talent necessary to attain our corporate objectives.

To accomplish the first goal, we structure our compensation program to reward initiative and achievements which result in continued growth in shareholder value. A significant portion (typically between 60% and 80% of total compensation), of total executive compensation is comprised of a combination of annual cash bonuses, which reward annual corporate performance and individual accountability, and equity compensation, which is designed to reward long-term Company performance. We believe that by weighting total compensation in favor of the bonus and long-term incentive components of our compensation program, we appropriately reward individual achievement while at the same time providing incentives to promote Company performance.

To accomplish the second goal, we set cash compensation, including base salaries and bonus opportunities, at levels that are competitive as measured against selected peer group companies and the life and health insurance and managed care industries in general. We balance this objective with more subjective considerations, such as internal pay equity (whether individual executives are fairly compensated relative to their colleagues), individual roles and responsibilities, and historic compensation of executives within the Company, with the goal of ensuring that individual compensation levels are perceived as fair and appropriate.

Role of the Compensation Consultant

The Compensation Committee has the authority to employ outside advisors, experts and professionals to assist it. In 2006, the Compensation Committee retained Susan F. Cabrera as its independent compensation consultant to advise the Compensation Committee on matters related to senior executive and director compensation and general compensation programs. Ms. Cabrera performed reviews of the competitiveness of the total cash and equity-based compensation paid to our executive officers, and provided comparative market data on compensation practices and programs bases on an analysis of peer competitors. Ms. Cabrera also provides guidance on industry best practices. With respect to executive compensation, Ms. Cabrera advised the Compensation Committee in (1) evaluating and selecting our peer group, (2) determining base salaries for our executive officers and (3) designing and determining individual grant levels for the equity component of compensation.

Setting Executive Compensation

Benchmarking

Although our Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, we recognize that our compensation practices must be competitive in the marketplace of our peer competitors. The Compensation Committee annually determines the appropriate combination of cash and equity-based compensation for our officers, and weighs the competitiveness of our overall compensation payments to our executive officers in relation to selected comparable companies, or our “peer group.”

We are a health and life insurance holding company, with an emphasis on providing a broad array of health insurance and managed care products and services to the growing senior population. As such, our two core businesses are healthcare and insurance. Thus, in establishing our peer group for fiscal 2006, with the assistance of Ms. Cabrera, we first considered the broad universe of all publicly traded health and life insurance companies and managed care companies with market capitalizations of $100 million to $10 billion. From this group, we then selected those companies that are most comparable to us based upon factors such as their lines of business, size (based on both revenues and market capitalization), financial performance and ownership structure. This resulted in a peer group consisting of eleven publicly-traded, managed care and/or life/health insurance-related companies. The peer group is used to benchmark our executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Compensation Committee reviewed a compilation of compensation and other data prepared by Ms. Cabrera based upon her review of the peer group to ensure that our total executive compensation program is competitive.

In order to compare the levels of compensation of our executive officers with our peer group, compensation tally sheets for each of our executive officers and each of the executives in comparable positions at the peer group companies were prepared and reviewed by the Compensation Committee for 2006. These tally sheets affixed dollar amounts to all components of our executive officers’ 2006 compensation, including current pay (salary and bonus), equity awards, benefits, and perquisites. With such information, the Compensation Committee reviewed and analyzed compensation for each senior executive and made adjustments as appropriate. The Compensation Committee expects to review tally sheets at least annually.

Our Compensation Committee intends that the general pay objective for our executives is that total compensation, consisting of base salary, target bonus levels and equity awards, should fall between the median and the 75th percentile of the total compensation paid to executives holding equivalent positions in our peer group. It is possible that total compensation levels for specific individuals may fall outside of the competitive benchmark based on a number of factors. In addition to compensation determinations being based on the benchmark comparisons to our peer group, the Compensation Committee also evaluates corporate performance, each senior executive’s level of responsibility and experience and success in achieving our business results, promoting our shared values and demonstrating leadership. Our shared values are integrity, customer focus, accountability, change and teamwork.

The Compensation Committee intends to re-evaluate the composition of its peer group on an annual basis to ensure that the peer group accurately reflects our competitor companies, taking into account our growth in size, revenue and lines of business. Based on this evaluation, the peer group may be modified in future years. However, the Compensation Committee also will continue to consider the subjective factors mentioned above, so that even if the peer group is modified, subjective factors may indicate that target compensation levels should not be changed for a given individual executive based upon his or her specific circumstances.

Process for Setting Total Compensation

The Compensation Committee reviews actual base salaries, cash bonuses, and equity-based awards for our executive officers as compared to the peer group described above, as modified by other Company-specific factors that it deems appropriate. The Compensation Committee also considers each executive officer’s annual review, awards previously granted to the executive officer, and progress toward or attainment of previously set personal and corporate goals and objectives, including our financial performance, shareholder return and such other factors as the Compensation Committee deems appropriate and in our best interests and the best interests of our shareholders. These goals and objectives are discussed more fully below under the heading “Annual Bonus Compensation.”

The Compensation Committee also reviews and considers recommendations from our Chief Executive Officer regarding total compensation for our executive officers other than himself. Our Chief Executive Officer annually presents the Compensation Committee with historical breakdowns of the components of compensation for each other executive officer, and makes recommendations for the overall compensation package for the following fiscal year with respect such other executive officers. The Compensation Committee also considers the results of the Board’s annual review of the performance of our Chief Executive Officer when determining his compensation. The Compensation Committee does not rely totally upon predetermined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and our other executive officers. The Committee may accord different weight at different times to different factors for each executive officer.

Elements of Compensation

The total annual compensation package for our executive officers consists of the following elements, each described in greater depth below:

•       Base salaries;

•       Cash bonuses;

•       Equity-incentive compensation in the form of stock options and restricted stock; and

•       Perquisites and other benefits.

As noted above, a significant portion of executive compensation is determined based on the Compensation Committee’s evaluation of individual executive officer performance, as well as corporate annual and long term performance. We strive to set base salary at levels commensurate with the companies in our selected peer group because we believe that these are the companies with which we compete for executive talent. We provide few personal benefits to our executive officers, and what personal benefits are provided are generally considered related to each executive’s performance of his/her duties with us.

Finally, our executive officers participate in our 401(k) Savings Plan, health and benefit plans, and are entitled to vacation based on our general vacation policies.

Base Salaries

Competitive salaries are essential to recruiting and retaining qualified employees and are set based on the executive officer’s experience and performance with previous employers, pay levels for similar positions in our peer group (described above), pay levels of Company colleagues and negotiations with individual executive officers. The Compensation Committee reviews base salaries each year. Our Chief Executive Officer makes recommendations to the Compensation Committee for subsequent year base salary levels for executive officers, other than himself, considering Company and operating subsidiary performance in the previous year as well as the performance of individual executives. The Committee considers each executive officer’s experience, length of service, demonstration of leadership, changes in responsibilities, and cost of living adjustments. The Compensation Committee also receives and reviews market data on base salary levels at peer companies from its consultant and the level of base pay compared to other of our executive positions. The weight given such factors by the Compensation Committee may vary from one executive officer to another.

Based on this data, at a meeting held in the first quarter of each year, the Compensation Committee considers and fixes subsequent year salary levels (through the next first quarter) for executive officers, including our Chief Executive Officer. At its March 30, 2006 meeting, the Compensation Committee established 2006 salaries for our executive officers. At its February 12, 2007 meeting, the Compensation Committee fixed the 2007 salaries for our executive officers. The Board of Directors has ratified all compensation recommendations made by the Compensation Committee.

Salary increases for our officers normally take effect on April 1st of each year. The Compensation Committee reviews the base salaries of similar executives within our peer group, as well as cost of living adjustments, in determining annual base salary increases. In April 2006, the effective date of the 2006 annual increases, the salaries for all our executive officers increased by approximately 3% over their April 2005 salaries. In April 2007, the effective date of the 2007 annual increases, the salary for our Chief Executive Officer increased by approximately 3% over his 2006 base salary, as our compensation consultant determined that our Chief Executive Officer’s base salary has been and remains competitive. Our compensation consultant also determined that the base salaries for our other executive officers have been well below market for several years, and fail to compensate them for their increased responsibility in managing a larger and more complex company than in the past. After considering the information described above and the consultant’s recommendations, the Compensation Committee determined to increase the base salaries of our other executive officers above the 3% cost of living adjustment over their April 2006 salaries, as set forth below:

2007 Base Salaries

Name	2007 Base Salary	% Increase over 2006 Base Salary
Richard Barasch	$811,492	3.0%
Gary Bryant	$450,000	12.0%
Robert Waegelein	$400,000	14.2%
Theodore Carpenter	$350,000	10.0%
Jason Israel	$330,000	6.8%

Cash Bonuses and Non-Equity Incentive Plan Compensation

In line with our strategy of rewarding performance, a significant part of our executive compensation philosophy is the payment of cash bonuses to our executive officers based on an annual evaluation of individual and Company performance. The Compensation Committee considers annual discretionary bonuses based upon review and deliberation of the Chief Executive Officer’s recommendations for officers other than himself and comparative information obtained from its compensation consultant.

In each calendar year, the Compensation Committee establishes the size of the bonus pool for the subsequent year. The Committee also makes recommendations for subsequent year target bonuses (the amount each Executive may receive if performance goals and objectives are met) to the Board who must ratify the recommendations. The target bonuses are intended to create an incentive for our executive officers to achieve the objectives established by the Compensation Committee. At the end of the fiscal year, the Compensation Committee determines in its discretion whether and how much cash bonus to pay each executive officer based on its review of our corporate and their individual performance. Depending on the Compensation Committee’s assessment, bonuses may be equal to, more or less than the previously established target amounts.

Each executive officer has a target cash bonus amount that is deemed commensurate with his position with us and competitive within our peer group, ranging from 75% to 150% percent of his base salary. The Compensation Committee consulted with its compensation consultant regarding benchmarks and percentile rankings for performance-based compensation within its peer group. Prorated changes to an executive’s annual target bonus level can occur during the year if there are changes in the executive’s salary grade level that warrant a target change.

For 2006, each executive officer’s actual cash bonus was determined based upon a year-end review of his individual and corporate performance. In evaluating performance, the Committee considered both financial and strategic objectives. Specifically, a target cash bonus pool of $4.75 million was established in the first quarter of 2006, based upon our achievement of a variety of performance metrics, including a target for operating income established by management and accepted by the Board during the budget process in December 2005. Operating income was defined as pre-tax income excluding realized investment gains and losses and certain non-recurring events. Whether an income or expense qualifies as a non-recurring item for this purpose is determined by the Compensation Committee. If we do not achieve our targets, the bonus pool is reduced by 1.5% for each 1% reduction in operating income. If we do not achieve 70% of planned operating income, no bonus is payable to our executive officers, but the Compensation Committee may grant bonuses to other Company officers. Conversely, if earnings exceed the target, the bonus pool is increased by 1.5% for each 1% of excess over planned operating income. Aggregate bonus amounts for 2006 generally were below target, as performance during this period did not meet the targets established by the Compensation Committee.

In addition to the objective Company-performance criteria, each executive officer’s individual performance was considered in determining the amount of his bonus. For 2006, these considerations increased and decreased individual cash bonus amounts, but, in the aggregate, did not quantifiably impact the amount of the bonus computed based solely on Company performance. For 2006, upon advice from its compensation consultant, the Compensation Committee also determined that total cash compensation for our executive officers has been well below market for several years and has not kept pace with our growth. In light of this, an additional cash bonus was paid to each of our executive officers in an amount equal to 35% of the value of his restricted stock grants, discussed below. Finally, each executive officer’s bonus is conditioned upon being employed at the time bonus payment is made, and may be prorated by the Committee, in its discretion.

Target and actual cash bonuses for 2006 performance paid to each of our executive officers in March 2007, are shown in the table below, in dollars and as a percentage of salary. The actual bonus amounts also are included in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table.

2006 Annual Non-Equity Bonuses

Name	Target Cash Bonus (as a % of Base Salary)	Target Cash Bonus (Dollar Value)	Actual Cash Bonus (as a % of Base Salary)(1)	Actual Cash Bonus (Dollar Value)
Richard Barasch	150%	$1,181,784	160%	$1,256,786
Gary Bryant	75%	$301,275	97%	$389,705
Robert Waegelein	75%	$262,650	101%	$353,204
Theodore Carpenter	75%	$238,703	98%	$313,074
Jason Israel	75%	$231,750	94%	$289,004

(1)          Includes the proportionate amount of target incentive cash bonus, as adjusted for individual performance, plus a cash bonus equivalent of 35% of 2006 restricted stock value grants.

Equity Compensation

We grant equity-based compensation to our executive officers because it provides a vital link between the long-term results achieved for our shareholders and the rewards provided to our executive officers, thereby ensuring that such officers have a continuing stake in our long-term success. The principal vehicle that we use to distribute long-term incentive compensation to our officers is stock options, and we also award restricted stock to our executive officers. While we consider the level of past grants in making current equity award decisions, we do not consider any subsequent increases in value of past awards in making such decisions, because we believe that such increases in value are the proper reward to the executive for his or her contributions to our Company performance, and this reward should not be minimized by limiting future grants.

The stock options and restricted stock awarded in 2006 for 2005 performance were granted under the Universal American Financial Corp. 1998 Incentive Compensation Plan. The stated purposes of our 1998 Incentive Compensation Plan are to assist us in attracting, retaining, motivating, and rewarding high-quality executives and employees enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value.

To implement that purpose, as the administrator of our 1998 Incentive Compensation Plan, the Compensation Committee selected the officers who received stock option grants and the executive officers who were awarded restricted stock in 2006 for 2005 performance, based upon management recommendations and peer group comparables. All stock options are granted with exercise prices equal to the fair market value of our common stock, which the Compensation Committee had defined under the 1998 Incentive Compensation Plan as the intra-day trading price of our common stock on the grant date, as reported by NASDAQ. As of December 18, 2006, the Compensation Committee amended the definition of fair market value of our common stock under our 1998 Incentive Compensation Plan to equal the closing price of our common stock on the grant date, as reported by NASDAQ. The 2006 grant date for the award of annual stock options and restricted stock awards relating to 2005 performance was April 3, 2006, as set forth in the 2006 Summary Compensation and Grant of Plan Based Awards tables included in the “Executive Compensation” section of this Proxy Statement. The 2007 grant date for the award of annual stock options and restricted stock awards relating to 2006 performance was February 12, 2007.

Since our executive officers are paid salaries and bonuses commensurate with the higher level of their responsibilities, they typically are awarded a larger amount of equity-based compensation, in the form of stock options and/or restricted stock, than persons with lesser levels of compensation. Decisions regarding equity grants are made annually based, in part, upon our Chief Executive Officer’s recommendations to the Compensation Committee. The actual size of equity grant to any individual may be increased or decreased based upon individual performance, peer group analysis or other criteria determined by the Compensation Committee.

In 2006, the Compensation Committee also commissioned a study from its compensation consultant to determine how our compensation plan compared to our peers. The compensation consultant considered our historic equity grants as compared to those of our peers, and concluded that we were significantly below the median of our peer group with respect to the grant of equity to our senior officers. Executive equity awards also have not kept pace with the recent growth of the Company. The Compensation Committee has set a goal to rectify this shortfall over the next several years. To increase equity compensation to an appropriate level, the Compensation Committee established a goal to bring the senior executive’s aggregate equity ownership stake in the Company up to 5%. To achieve this goal, the Compensation Committee is considering the development of a grant program that would award this 5% stake on a rolling basis over a period of three to five years. Further, in recent years, Universal American has awarded only restricted stock grants to our executive officers. However, based on the findings of the compensation consultant that recent equity grants were significantly lower than the peer group, and that the practice of the peer group is generally to grant either only options or a combination of restricted stock and options, the Compensation Committee elected to increase the total equity grant by continuing to grant restricted stock and to additionally make grants of stock options. In each instance, the total equity grant, including restricted shares and options, was targeted so that total compensation would approach 75% of the peer group for each of our executive officers.

On February 12, 2007, the Compensation Committee and the Board approved the grant of restricted stock awards to each of our executive officers under our 1998 Incentive Compensation Plan based on 2006 performance as set forth below. All restricted share grants vest ratably over a four year period, one-fourth on each anniversary of the date of grant.

2007 Restricted Stock Grants
For 2006 Performance

Name	Restricted Stock Grant (Number of Shares)	Restricted Stock Grant (Dollar Value)
Richard Barasch	21,656	$400,000
Gary Bryant	16,242	$300,000
Robert Waegelein	16,242	$300,000
Theodore Carpenter	10,828	$200,000
Jason Israel	10,828	$200,000

Also on February 12, 2007, the Compensation Committee and the Board approved the grant of stock option awards to each of our executive officers under our 1998 Incentive Compensation Plan based on 2006 performance. Two types of awards were granted to our executive officers, “regular” and “turbo,” as set forth below.

2007 Stock Option Grants
For 2006 Performance

Name	Total Stock Option Grant (Number of Options)	Total Turbo Stock Option Grant (Number of Options)
Richard Barasch	120,000	62,500
Gary Bryant	60,000	31,250
Robert Waegelein	60,000	31,250
Theodore Carpenter	36,000	18,750
Jason Israel	36,000	18,750

Both types of options granted for 2006 performance vest 25% upon grant and 25% on each of the next three anniversaries of the grant date. The exercise price for both types of options is the closing price of our common stock on the date of grant, or $18.47. However, the exercise price for turbo options increases thereafter by 10% each year. The purpose of the turbo option feature is to provide additional motivation to executives to increase shareholder value over the previous year for each year during the option term.

We do not have a program, plan or practice to time option grants in coordination with the release of material, non-public information, nor do we plan to time, nor have timed, our release of material, non-public information for the purpose of affecting the value of executive compensation.

Stock Ownership/Retention Guidelines

We do not have stock ownership guidelines for our officers and non-employee directors. However, both groups generally have equity-based interests in us through participation in our 401(k) Savings Plan and direct or indirect ownership of our common stock, restricted stock and/or stock options.

Severance and Change-in-Control Benefits

We provide severance benefits to our executive officers because we believe that such benefits are essential to recruiting and retaining qualified executive officers. We believe the right to severance benefits provides our executive officers the assurance of security if their employment is terminated for reasons beyond their control. In addition, when a change in control is contemplated, executive officers may face an uncertain future with the Company after the change in control. We believe that these benefits alleviate the anxiety created by this uncertainty and allow our executive officers to provide the most effective management during a period when a change in control is contemplated without being distracted by these attendant anxieties.

All of our executive officers are entitled to severance benefits in the event of termination of employment under specified circumstances pursuant to their employment contracts. The material terms of the Company’s severance benefits are described in the narrative section under the caption “Potential Payments upon Termination or Change-in-Control” in this Proxy Statement.

Perquisites

Historically, we have not offered our executive officers a significant number of perquisites and personal benefits. In 2006, we provided certain personal-benefit perquisites to our executive officers as summarized below. The aggregate incremental cost to us of the perquisites received by each of our executive officers in 2006 is included in the Summary Compensation Table in this Proxy Statement and described in the accompanying footnotes. We generally provide these benefits to assist our executive officers in the performance of their duties with us and any personal benefit to the executives is considered to be incidental. We also consider certain perquisites to be necessary in order to attract and retain superior executive talent.

Company Cars.   A car and driver was available to our Chief Executive Officer for business purposes in 2006. Car allowances were also provided for all executive officers other than Mr. Carpenter.

Housing Benefits.   Because Mr. Israel’s employment responsibilities require him to frequently travel for extended periods between our offices, we have provided him with a housing allowance, which amounted to approximately $24,000 in 2006.

Other Benefits

The following are standard benefits offered to all of our eligible employees, including our executive officers.

Retirement Benefits.   We maintain a tax-qualified 401(k) savings plan for all of our eligible employees, including our executive officers, known as the Universal American Financial Corp. 401(k) Savings Plan. The 401(k) Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986. Employees who have attained age 21 and completed 90 days of service with us are eligible to participate in the 401(k) Savings Plan by contributing through payroll deductions up to 100% of their base salary on a pre-tax basis up to the annual aggregate contribution limits imposed by law or regulation. The participating employee is not taxed on these contributions until they are distributed.

We elect each year whether to make Company matching contributions to the 401(k) Savings Plan on behalf of eligible participants. Currently, we match employee contributions with our common stock in amounts equal to 100% of the employee’s first 1% of contributions and 50% of the employee’s next 4% of contributions to a maximum matching contribution of 3% of the employee’s eligible compensation. Our matching contributions generally are invested solely in our common stock. However, participants may diversify 100% of their matching contributions at their option. Participants are always 100% vested in their pre-tax contributions and will begin vesting in any matching contributions made on their behalf after three years of service with us at a rate of 50% in year three, and 25% per year thereafter.

We limit the amount of our stock allowed to be held in any employee’s 401(k) Savings Plan account. Under the guidelines established by the Committee effective October 1, 2005, employees are prohibited from investing more than 50% of the value of their 401(k) Savings Plan accounts in our common stock.

In 2006, we made discretionary matching contributions of $6,600 in our common stock to each of our executive officers. Matching contributions allocated to our executive officers under the 401(k) Savings Plan are shown in the “All Other Compensation” column of the Summary Compensation Table.

Medical, Dental, Life Insurance and Disability Coverage.   Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available on a Company-wide basis to all eligible employees.

Other Paid Time-Off Benefits.   We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at other companies.

Tax and Accounting Implications of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to us and to the executives. However, tax consequences, including but not limited to tax deductibility by us, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, which preserve deductibility.

Beginning on January 1, 2006, we began accounting for stock-based payments including stock option grants and restricted stock awards, in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our reviews and discussion with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by
The Compensation Committee of Universal American Financial Corp.
Linda H. Lamel, Chairperson
Barry Averill
Bradley Cooper

Performance Graph

The following graph compares cumulative total shareholder returns on our common stock from December 31, 2001 through December 31, 2006 to The NASDAQ Stock Market (U.S. Companies) Total Return Index and The NASDAQ Insurance Stocks Total Return Index. The NASDAQ Stock Market (U.S. Companies) Total Return Index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ SmallCap Market. The NASDAQ Insurance Stocks Total Return Index represents NASDAQ listed companies classified according to the FTSE™ Global Classification System as Insurance or Life Assurance. They include insurance brokers, non-life insurance, re-insurance, other insurance, and life assurance.

The graph assumes that the value of the investment in our common stock and in the above-referenced indices was $100 at December 31, 2001 and that all dividends were reinvested. The price of our common stock on December 31, 2001 (on which the graph is based) was $6.79. The shareholder return shown on the following graph is not necessarily indicative of future performance.

Comparison of Cumulative Total Return Among
Universal American Financial Corp.’s Common Stock,
NASDAQ Stock Market (U.S. Companies) Total Return Index and
NASDAQ Insurance Stocks Total Return Index

Summary Compensation

The following Summary Compensation Table sets forth the cash and non-cash compensation awarded to, earned by, or paid to our Chief Executive Officer and the Named Executive Officers for the fiscal year ended December 31, 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard A. Barasch	2006	782,119	140,000	122,502	7,044	1,116,786	—	13,843	2,182,294
Chairman and Chief Executive Officer
Robert A. Waegelein	2006	347,650	105,000	122,502	13,125	248,204	—	13,225	849,706
Executive Vice President and Chief Financial Officer
Gary W. Bryant	2006	398,775	105,000	122,502	13,125	284,705	—	14,393	938,499
Executive Vice President and Chief Operating Officer
Theodore M. Carpenter, Jr.	2006	313,394	70,000	71,250	90,450	225,574	—	6,600	777,268
Chief Executive Officer of Heritage Health Systems, Inc.
Jason J. Israel	2006	306,577	70,000	108,751	3,938	219,004	—	36,600	744,869
Chief Operating Officer of CHCS Services, Inc.

(1)             Compensation is reviewed in the first quarter of each fiscal year and salary increases, if any, are effective upon the Board’s approval of the Compensation Committee’s recommendation. Salary amounts in this table reflect the actual base salary payments made in 2006. Bonus amounts reflect the bonus for 2006 performance that was paid in 2007.

(2)             Stock Awards represent restricted stock grants for which we recorded 2006 compensation expense. The compensation expense is calculated in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-based Payment” (“SFAS 123(R)”), and includes expense for grants made in 2006 and grants made in prior years which continued to be expensed in 2006. These amounts were determined by multiplying the number of restricted shares granted by the closing market price of a share of our common stock on the date of grant, and allocating the result over the vesting period of the award.

(3)             Option Awards represent stock option grants for which we recorded 2006 compensation expense. The compensation expense is calculated in accordance with SFAS 123(R) and includes expense for grants made in 2006 and grants made in prior years which continued to be expensed in 2006. There were no stock options granted to any of the Named Executive Officers in 2005 or 2006. The expense in this column relates to stock options granted in 2003 and 2004. In 2003, stock options were granted to Messrs. Barasch, Bryant, Waegelein and Israel. These options vest ratably over four years. In 2004, stock options were granted to Mr. Carpenter in connection with our acquisition of Heritage Health Systems, Inc. These options also vest over four years. Both grants were awarded under our 1998 Incentive Compensation Plan, as amended, which is described in Note 7, entitled “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included under Item 8, “Financial Statements and Supplementary Data” in Universal American Financial Corp’s 2006 Annual Report on Securities and Exchange Commission Form 10-K. The amounts reported in this column were determined as of the option’s grant date using a Black-Scholes stock option valuation model using the following assumptions: expected volatility of 40%, dividend yield of 0%, a risk-free interest rate ranging between 3.1% for the 2003 grant and 4.6% for the 2004 grant and an expected option life of 4.5 years for the 2003 grant and 9 years for the 2004 grant.

(4)             Amounts reported include, as applicable, car allowance, relocation benefits and our matching contribution into the Universal American Financial Corp. 401(k) Savings Plan.

(a)             For Mr. Barasch, the amount reported includes $7,243 car allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(b)            For Mr. Waegelein, the amount reported includes $6,625 car allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(c)             For Mr. Bryant, the amount reported includes $7,793 car allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(d)            For Mr. Carpenter, the amount reported includes $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(e)             For Mr. Israel, the amount reported includes $6,000 car allowance, $24,000 housing allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

Grants of Plan-Based Awards

The following table sets forth the awards granted pursuant to our equity and non-equity incentive plans in fiscal year 2006.

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Closing Market Price on Grant	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(1)(3)	Options (#)(4)	Date ($/Sh)	Awards ($)(2)
Richard A. Barasch	3/30/2006	4/3/2006	—	—	—	—	—	—	9,772	—	15.35	150,000
	3/30/2006	4/3/2006	709,070	1,181,784	1,551,801	12,150	20,250	26,590
Gary W. Bryant	3/30/2006	4/3/2006							9,772	—	15.35	150,000
	3/30/2006	4/3/2006	180,765	301,275	395,604	9,113	15,188	19,943
Robert A. Waegelein	3/30/2006	4/3/2006							9,772	—	15.35	150,000
	3/30/2006	4/3/2006	157,590	262,650	344,886	9,113	15,188	19,943
Theodore M. Carpenter, Jr.	3/30/2006	4/3/2006							8,143	—	15.35	124,995
	3/30/2006	4/3/2006	143,222	238,703	313,441	6,075	10,125	13,295
Jason J. Israel	3/30/2006	4/3/2006							8,143	—	15.35	124,995
	3/30/2006	4/3/2006	139,050	231,750	304,311	6,075	10,125	13,295

(1)                Reflects awards of restricted stock in 2006 for 2005 performance (the “2005 Award”) under our 1998 Incentive Compensation Plan. The restricted stock vests ratably over a four year period, one-fourth on each anniversary date. Any termination, including retirement prior to vesting, results in forfeiture of the unvested portion of the award. A participant granted restricted stock has all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon.

(2)                We determined the aggregate grant date fair value of stock awards by multiplying the number of restricted shares granted by the per share intra-day average market price (as reported by NASDAQ) of our common stock on the grant date. The share price for purposes of the 2005 Award was $15.35 per share.

(3)                The award of restricted stock for 2006 performance (the “2006 Award”) under our 1998 Incentive Compensation Plan was granted on February 12, 2007. The 2006 Award is not included in the table above, but has the same vesting terms as the 2005 Award. A summary of the 2006 Award is as follows:

	Grant Date	Shares	Closing Price on Grant Date	Grant Date Fair Value
Richard A. Barasch	2/12/2007	21,656	$18.47	$400,000
Gary W. Bryant	2/12/2007	16,242	$18.47	$300,000
Robert A. Waegelein	2/12/2007	16,242	$18.47	$300,000
Theodore M. Carpenter, Jr.	2/12/2007	10,828	$18.47	$200,000
Jason J. Israel	2/12/2007	10,828	$18.47	$200,000

(4)                No stock options were awarded to our named executive officers in 2006, for 2005 performance. On February 12, 2007, executive officers were also awarded non-qualified options pursuant to our 1998 Incentive Compensation plan for 2006 performance. The grant date reflects the date of the Board of Directors meeting at which the Board ratified the Compensation Committee’s recommendation for annual equity compensation grants Two types of options were awarded, regular and “Turbo”. Both types of options vest 25% upon grant and 25% percent at each of the next three anniversaries and expire after seven years. The exercise price for both types of options granted is based on the closing market price of a share of Universal American Financial Corp. common stock on the grant date. However, for the Turbo options, the exercise price for the portion vesting increases by 10% over the prior year. A summary of the 2007 option grants for 2006 performance is presented below:

		Regular				Turbo
Name	Grant Date	Number of securities underlying Options	Exercise price for Option Awards	Closing Price on Grant Date	Grant Date Fair Value	Number of securities underlying Options	Base price for Option Awards	Closing Price on Grant Date	Grant Date Fair Value
Richard A. Barasch	2/12/2007	120,000	$18.47	$18.47	850,800	62,500	$18.47	$18.47	391,250
Gary W. Bryant	2/12/2007	60,000	$18.47	$18.47	425,400	31,250	$18.47	$18.47	195,625
Robert A. Waegelein	2/12/2007	60,000	$18.47	$18.47	425,400	31,250	$18.47	$18.47	195,625
Theodore M. Carpenter, Jr.	2/12/2007	36,000	$18.47	$18.47	255,240	18,750	$18.47	$18.47	117,375
Jason J. Israel	2/12/2007	36,000	$18.47	$18.47	255,240	18,750	$18.47	$18.47	117,375

The grant date fair value reflects the SFAS No. 123(R) value of the award. For the purposes of determining the fair value of stock option awards, we use the Black-Scholes option pricing model and the weighted average assumptions set forth in the table below. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to our historical experience.

	Regular	Turbo
Dividend yield	—%	—%
Volatility	39.06%	39.60%
Risk-free interest rate	4.80%	4.80%
Expected life (years)	4.25	4.25
Grant Date Fair value/share	$7.09	$6.26

(5)                The actual payment of incentive compensation is set forth in the Summary Compensation Table. The bonus pool is based on achieving a variety of performance metrics, including a target level of pre-tax income excluding investment gains and losses and certain non-recurring events. The target level of pre-tax income was established by management and approved by the Board. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of incentive compensation for our named executive officers.

(6)                In addition to the non-equity incentive plan discussed in (5) above, an equity incentive plan is also available to our Named Executive Officers. The bonus pool for the non-equity incentive plan is $1.2 million (approximately 81,000 shares based on the stock price at the date of the approval of the plan). The non-equity incentive bonus is tied to the non-equity incentive plan with respect to the target level of pre-tax income, thresholds and maximums.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards pursuant to our equity and non-equity incentive plans that were outstanding at the end of fiscal year 2006.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)
Richard A. Barasch	25,000	—	—	$3.03	12/09/07	—	—
	143,000	—	—	$2.62	05/28/08	—	—
	400,000	—	—	$3.15	8/1/2009	—	—
	200,000	—	—	$3.15	8/1/2009	—	—
	25,000	—	—	$4.09	4/1/2010	—	—
	12,500	—	—	$4.09	4/1/2010	—	—
	25,000	—	—	$3.88	2/28/2011	—	—
	12,500	—	—	$3.88	2/28/2011	—	—
	25,000	—	—	$6.45	3/28/2012	—	—
	10,734	2,683	—	$5.57	4/1/2008	—	—
	—	—	—	—	—	2,693	50,198
	—	—	—	—	—	7,418	138,272
	—	—	—	—	—	8,974	167,275
	—	—	—	—	—	9,772	182,150
Gary W. Bryant	80,000	—	—	$2.62	05/28/08	—	—
	35,000	—	—	$2.25	12/8/2008	—	—
	175,000	—	—	$3.15	8/1/2009	—	—
	87,500	—	—	$3.15	8/1/2009	—	—
	30,000	—	—	$4.09	4/1/2010	—	—
	15,000	—	—	$4.09	4/1/2010	—	—
	25,000	—	—	$3.88	2/28/2011	—	—
	12,500	—	—	$3.88	2/28/2011	—	—
	45,000	—	—	$6.45	3/28/2012	—	—
	20,000	5,000	—	$5.57	4/1/2008	—	—
	—	—	—	—	—	2,693	50,198
	—	—	—	—	—	7,418	138,272
	—	—	—	—	—	8,974	67,275
	—	—	—	—	—	9,772	182,150

Robert A. Waegelein	15,000	—	—	$2.75	12/09/07	—	—
	50,000	—	—	$2.62	05/28/08	—	—
	20,000	—	—	$2.25	12/8/2008	—	—
	150,000	—	—	$3.15	8/1/2009	—	—
	75,000	—	—	$3.15	8/1/2009	—	—
	25,000	—	—	$4.09	4/1/2010	—	—
	12,500	—	—	$4.09	4/1/2010	—	—
	25,000	—	—	$3.88	2/28/2011	—	—
	12,500	—	—	$3.88	2/28/2011	—	—
	45,000	—	—	$6.45	3/28/2012	—	—
	20,000	5,000	—	$5.57	4/1/2008	—	—
	—	—	—	—	—	2,693	50,198
	—	—	—	—	—	7,418	138,272
	—	—	—	—	—	8,974	167,271
	—	—	—	—	—	9,772	182,150
Theodore M. Carpenter, Jr.	36,000	24,000	—	$10.70	5/28/2014
	—	—	—	—	—	7,557	140,862
						8,143	151,786
Jason J. Israel	60,000	—	—	$6.86	7/8/2012
	6,000	1,500	—	$5.57	4/1/2008
	—	—	—	—	—	898	16,739
	—	—	—	—	—	7,418	138,272
	—	—	—	—	—	7,557	140,862
	—	—	—	—	—	8,143	151,786

Option Exercises and Stock Vested

The following table sets forth the number and value received upon option exercises during fiscal year 2006 and the value of other stock awards that vested during fiscal year 2006.

Option Exercises and Stock Vesting Table

	Option Awards		Stock Awards(3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard A. Barasch	40,000	$663,200	9,393	$143,200
Gary W. Bryant	0	$—	9,393	$143,200
Robert A. Waegelein	30,000	$503,400	9,393	$143,200
Theodore M. Carpenter, Jr.	0	$—	2,519	$38,440
Jason J. Israel	0	$—	7,126	$108,512

(1)          The Value Realized on Exercise is based on the difference between the closing market price of a share of our common stock and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)          The Value Realized on Vesting is based on the closing market price of a share of Universal American Financial Corp. common stock on the date of vesting. Vested shares may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(3)          Stock awards represent restricted stock grants that vested during 2006.

Potential Payments upon Termination or Change-in-Control

We have entered into employment agreements with each of our Named Executive Officers. These employment agreements provide certain severance benefits in the event of termination of employment. Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned, but not yet then paid, during his term of employment, including the following: (a) base salary and (b) amounts accrued and vested through our 401(k) Savings Plan. In addition, except as provided in the tables below, each Named Executive Officer is eligible to receive vested equity awards upon a termination of employment for any reason. Each Named Executive Officer other than Mr. Israel is subject to a non-competition covenant under his employment agreement.

The following tables provide information on potential benefits that could be received under the employment agreements by each Named Executive Officer under various termination scenarios, calculated as if any such termination occurred on December 31, 2006. The actual amounts paid to any Named Executive Officer can only be determined at the time of the executive’s separation from us.

Richard A. Barasch, Chairman and Chief Executive Officer

Benefits and Payments Upon Termination	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(2)
Severance:
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	1,575,712	(4)(6)	1,575,712	(4)(6)	3,151,424	(4)(10)
Cash Bonus	—		—		1,256,786	(5)	1,256,786	(5)	2,044,642	(5)(7)	2,044,642	(5)(7)	2,044,642	(5)(7)
Accelerated Vesting:
Stock Options	—		—		—		—		35,072	(2)(8)	35,072	(2)(8)	810,719	(2)(8)
Restricted Stock	—		—		—		—		537,894	(8)	537,894	(8)	537,894	(8)
Health, life and other benefits	—		—		—		—		26,908	(9)	26,908	(9)	40,362	(11)
Tax Gross-Up	—		—		—		—		—		—		224,630	(12)
Subtotal Termination Related Payments	—		—		—		—		4,220,228		4,220,228		6,809,672
Fair value of Currently Vested Stock Options	13,519,398	(1)(8)	13,519,398	(1)(8)	13,519,398	(3)(8)	13,519,398	(3)(8)	13,519,398	(2)(8)	13,519,398	(2)(8)	13,519,398	(2)(8)
Total	13,519,398		13,519,398		14,776,184		14,776,184		17,739,626		17,739,626		20,329,070

Robert A. Waegelein, Executive Vice President and Chief Financial Officer

Benefits and Payments Upon Termination	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(2)
Severance:
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	350,200	(4)(13)	350,200	(4)(13)	350,200	(4)(13)
Cash Bonus	—		—		353,204	(5)	353,204	(5)	353,204	(5)	353,204	(5)	528,304	(5)(15)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		465,750	(2)(8)
Restricted Stock	—		—		—		—		—		—		537,894	(8)
Health, life and other benefits	—		—		—		—		20,181	(14)	20,181	(14)	26,908	(9)
Subtotal Termination Related Payments	—		—		—		—		370,381		370,381		1,555,853
Fair value of Currently Vested Stock Options	6,761,375	(1)(8)	6,761,375	(1)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)
Total(19)	6,761,375		6,761,375		7,114,579		7,114,579		7,484,960		7,484,960		8,670,432

Gary W. Bryant, Executive Vice President and Chief Operating Officer

Benefits and Payments Upon Termination	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(2)
Severance:
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	401,700	(4)(13)	401,700	(4)(13)	401,700	(4)(13)
Cash Bonus	—		—		389,705	(5)	389,705	(5)	389,705	(5)	389,705	(5)	590,555	(5)(15)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		531,750	(2)(8)
Restricted Stock	—		—		—		—		—		—		537,890	(8)
Health, life and other benefits	—		—		—		—		12,837	(14)	12,837	(14)	17,116	(9)
Subtotal Termination Related Payments	—		—		—		—		414,537		414,537		2,079,011
Fair value of Currently Vested Stock Options	7,939,415	(1)(8)	7,939,415	(1)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)
Total(19)	7,939,415		7,939,415		8,329,120		8,329,120		8,743,657		8,743,657		10,018,426

Theodore M. Carpenter, Jr., Chief Executive Officer of Heritage Health Systems, Inc.

Benefits and Payments Upon Termination	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(2)
Severance:
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	636,540	(4)(6)	636,540	(4)(6)	—	(4)(16)
Cash Bonus	—		—		313,074	(5)	313,074	(5)	313,074	(5)	313,074	(5)	313,074	(5)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		243,360	(2)(8)
Restricted Stock	—		—		—		—		—		—		292,648	(8)
Health, life and other benefits	—		—		—		—		4,805	(17)	4,805	(17)	—	(16)
Subtotal Termination Related Payments	—		—		—		—		641,345		641,345		536,008
Fair value of Currently Vested Stock Options	285,840	(1)(8)	285,840	(1)(8)	285,840	(3)(8)	285,840	(3)(8)	285,840	(2)(8)	285,840	(2)(8)	285,840	(2)(8)
Total(19)	285,840		285,840		598,914		598,914		1,240,259		1,240,259		1,134,922

Jason J. Israel, Chief Operating Officer of CHCS Services, Inc.

Benefits and Payments Upon Termination	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(2)
Severance:
Base Salary	—	(4)	—	(4)	—	(4)(16)	—(	4) (16)	—	(16)	—	(4)(16)	309,000	(4)(18)
Cash Bonus	—		—		289,004	(16)	289,004	(16)	289,004	(16)	289,004	(16)	289,004	(16)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		79,005	(2)(8)
Restricted Stock	—		—		—		—		—		—		447,658	(8)
Health, life and other benefits	—		—		—		—		—	(16)	—	(16)	—	(16)
Subtotal Termination Related Payments	—		—		289,004		289,004		289,004		289,004		1,124,667
Fair value of Currently Vested Stock Options	785,220	(1)(8)	785,220	(1)(8)	785,220	(3)(8)	785,220	(3)(8)	785,220	(2)(8)	785,220	(2)(8)	785,220	(2)(8)
Total	785,220		785,220		1,074,224		1,074,224		1,074,224		1,074,224		1,909,887

              (1)  The Named Executive Officer has 90 days following termination for cause or resignation without good reason to exercise vested stock options, but in no event shall such period exceed the expiration date of such option.

              (2)  The Named Executive Officer has one year following termination by death or disability to exercise vested stock options, but in no event shall such period exceed the expiration date of such option.

              (3)  The Named Executive Officer has four years following termination for retirement to exercise vested stock options, but in no event shall such period exceed the expiration date of such option.

              (4)  Executive entitled to earned but unpaid base salary through date of termination. All earned base salary would have been paid at December 31, 2006.

              (5)  Executive is entitled to receive a pro rata portion of any bonus that the executive would have been entitled to receive in such year based upon the percentage of the calendar year that shall have elapsed through the date of executive’s termination of employment, payable when such bonus would have otherwise been payable had the executive’s employment not terminated.

              (6)  Executive entitled to a lump sum payment equal to 200% of Base Salary.

              (7)  Executive entitled to a lump sum payment equal to lesser of bonus for fiscal year prior to termination or Base Salary.

              (8)  Executive entitled to accelerated vesting of all equity awards:

Named Executive Officer	Value of Vested Options at December 31, 2006	Value of Unvested Options at December 31, 2006	Incremental Value due to Change in Control(a)	Value of Accelerated Vesting due to Change in Control
Richard A. Barasch	13,519,398	35,072	775,647	810,719
Gary W. Bryant	7,939,415	65,350	466,400	531,750
Robert A. Waegelein	6,761,375	65,350	400,400	465,750
Theodore M. Carpenter, Jr.	285,840	190,560	52,800	243,360
Jason J. Israel	785,220	19,605	59,400	79,005
	29,291,248	375,937	1,754,647	2,130,584

(a)                In the event of a change in control, as defined by the 1998 Incentive Compensation Plan, any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the change in control.

Any optionee who holds an Option shall be entitled to elect, during the 60-day period immediately following a Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive, and we will be obligated to pay as soon as practicable (including initially determinable payments and thereafter any supplemental payments then due), in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option.

The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all of our assets, or (ii) the highest Fair Market Value per share at any time during the 60 day period preceding and 60 day period following the Change in Control. The highest price of our common stock in the 60 day period preceding or following December 31, 2006 was $19.52.

The value of unvested restricted stock is based on a closing price of our common stock of $18.64 as of December 29, 2006.

Named Executive Officer	Shares Unvested at December 31, 2006		Value of Unvested Restricted Stock at December 31, 2006
Richard A. Barasch	28,857	$18.64	537,894
Gary W. Bryant	28,857	$18.64	537,890
Robert A. Waegelein	28,857	$18.64	537,894
Theodore M. Carpenter, Jr.	15,700	$18.64	292,648
Jason J. Israel	24,016	$18.64	447,658
	126,287		2,353,985

              (9)  Executive entitled to 24 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

          (10)  Executive entitled to a lump sum payment equal to 400% of Base Salary.

          (11)  Executive entitled to 36 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

          (12)  The employment agreement for this executive provides that in the event it is determined that (i) any payment, benefit or distribution, or any acceleration of vesting (or combination thereof) by us for the benefit of such Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (which relates to payments that are contingent on a change in ownership or effective control of, or the ownership of a substantial portion of the assets of, a corporation) or (ii) any interest or penalties are incurred by Executive with respect to such excise tax, Executive shall be entitled to receive an additional gross-up payment in an amount equal to the sum of (x) the excise tax on any payment (“First Round Excise Tax”) plus (y) any income taxes on the portion of the First Round Excise Tax relating solely to the acceleration of Executive’s stock options plus (z) any excise tax imposed on the portion of the First Round Excise Tax relating solely to the acceleration of Executive’s stock options.

          (13)  Executive entitled to a lump sum payment equal to 100% of Base Salary.

          (14)  Executive entitled to 18 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

          (15)  Executive entitled to a lump sum payment equal to 50% of Base Salary.

          (16)  No entitlement to applicable payment.

          (17)  Executive entitled to 12 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

          (18)  Executive entitled to one year of severance.

          (19)  The employment agreement for this executive provides that in the event it is determined that any payment, benefit or distribution, or any acceleration of vesting (or combination thereof) by us for the benefit of such Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (which relates to payments that are contingent on a change in ownership or effective control of, or the ownership of a substantial portion of the assets of, a corporation) the amounts payable upon termination will be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount on an after-tax basis (taking into account all federal, state and local income taxes and the imposition of the excise tax imposed by Section 4999 of the Code) than if Executive had received all of the termination payments to which he was entitled. This provision would not result in any tax reimbursement payment to the Executive.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Our Audit Committee is responsible for the review and approval of any transaction, relationship or arrangement in which we are a participant and that involves Board members, our executive officers, beneficial owners of more than 5% of our common stock, their immediate family members, domestic partners and companies in which they have a material interest. We refer to these as related party transactions and to the persons or entities involved as related persons. Our Audit Committee evaluates related party transactions for purposes of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within our policies and practices and should be approved or ratified.

Pursuant to our Code of Business Conduct and Ethics, our Directors and employees are required to report any circumstances that may create or appear to create a conflict between us and the interests of the related person, regardless of the amount involved. Our Directors and executive officers must also periodically confirm information about related person transactions.

We do not have any written standards for approving related party transactions. However, the Audit Committee only approves a related party transaction if it believes the transaction is in our and our shareholders’ best interest. The Audit Committee considers the appropriateness of any related party transaction in light of all relevant factors including:

•       the benefits of the transaction to us;

•       the terms of the transaction and whether they are arm’s-length and in the ordinary course of business for both parties;

•       the direct or indirect nature of the related party’s interest in the transaction;

•       the size and expected duration of the transaction; and

•       other facts and circumstances that bear on the materiality of the related party transaction under applicable law and NASDAQ listing standards.

Relationship with Capital Z

Three of our directors, Bradley E. Cooper, Eric W. Leathers and Robert A. Spass also are principals of Capital Z. We entered into a shareholders’ agreement with Capital Z, Richard Barasch (our Chairman and Chief Executive Officer) and several of our other shareholders on July 30, 1999. The Shareholders’ Agreement requires that all proposed sales/transfers by the other shareholders who are party to the Shareholders’ Agreement must first be offered to Richard Barasch and Capital Z, including its affiliates. However, pledges and some other transfers by any party to the Shareholders’ Agreement of less than 1% of our outstanding common stock at any one time, or 2.5% when aggregated with the other transfers by the shareholder and his, her or its permitted transferees of our outstanding common stock, are permitted. The Shareholders’ Agreement provides for tag-along and drag-along rights under some circumstances. “Tag-along rights” allow the holder of stock to include his, her or its stock in a sale of common stock initiated by another party to the Shareholders’ Agreement. “Drag-along rights” permit a selling party to the Shareholders’ Agreement to force the other parties to the Shareholders’ Agreement to sell a proportion of the other holder’s shares in a sale arranged by the selling shareholder.

Under the terms of the Shareholders’ Agreement, of the ten members of our Board of Directors, Capital Z is permitted to nominate three directors and Richard A. Barasch is permitted to nominate two directors. Capital Z and Mr. Barasch are each required to vote for the director(s) nominated by the other. The right of Mr. Barasch to nominate directors is conditioned upon his continued employment with us. In addition, the right to nominate directors is not transferable, except that Capital Z may transfer its right to a third-party buyer who acquires 10% or more of our outstanding common stock from Capital Z.

Related Party Transactions

In 2006, we paid $462,010 in legal fees to the law firm of Harnett & Lesnick P.A. of Boca Raton, Florida. Bertram Harnett, one of our Directors, is a shareholder in, Harnett & Lesnick P.A. We believe that the fees paid for the legal representation from Harnett & Lesnick P.A. were on terms at least as favorable as would have been available from other parties, and intend to continue our dealings with Harnett & Lesnick P.A. in 2007 on similar terms.

Indebtedness of Management

No director, executive officer or immediate family member of any director or executive officer has been, directly or indirectly, indebted to us at any time since January 1, 2006 in an amount in excess of $120,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and NASDAQ reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than ten percent shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, or written representations from the reporting persons that other reports were required, we believe that, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than ten percent beneficial owners were timely met, with the exception of the late filing of all Forms 4 relating to the May 25, 2006 annual grant of 5,000 stock options to each of our non-management directors, and the late filing by Gary Jacobs, our Senior Vice President of Corporate Development, of a Form 4 covering the February  2006 sale of 6,000 shares of our common stock.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Ernst & Young LLP (“Ernst & Young”) served as our independent auditors for the fiscal year ended December 31, 2006, and the Audit Committee has engaged Ernst & Young as our independent auditors for 2007, subject to ratification by shareholders.

In the event that ratification of this appointment of independent auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Audit Committee. Unless marked to the contrary, proxies received will be voted for ratification of the appointment of Ernst & Young as our independent auditors for fiscal year 2007.

Representatives of Ernst & Young will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Your ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2007 does not preclude the Audit Committee from terminating its engagement of Ernst & Young and retaining a new independent auditor, if it determines that such an action would be in our best interests.

Fees and Expenses

The table below provides details of the fees that we paid to Ernst &Young for professional services rendered by Ernst & Young in 2006 and 2005. All such services were approved in conformity with the Audit Committee’s pre-approval process.

	2006	2005
Audit Fees(1)	$4,940,334	$4,028,054
Audit-Related Fees(2)	68,759	32,000
Tax Fees(3)	127,132	27,947
All Other Fees	47,489	8,852
Total Fees	$5,183,715	$4,096,853

(1)          Audit Fees include all services performed to comply with generally accepted auditing standards and the PCAOB, and services that generally only the Independent Accountants can provide. These fees include our audit, and as required, various subsidiaries, the audit of management’s assessment of the effectiveness of internal control over financial reporting, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, statutory audits, actuarial and attest services required by applicable law, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)          Audit Related Fees include assurance and related services rendered by Ernst & Young for the audit of our 401(k) plan and accounting consultations in connection with proposed or consummated acquisitions or dispositions (including the sale of our Canadian subsidiary)

(3)          Tax Fees include all services performed by professional staff in the Independent Accountants’ tax division for tax consultation and compliance services, except for those services related to the audit.

(4)          All Other Fees include fees for other permitted products and services provided by Ernst & Young, primarily for services relating to the review of audit work papers by third parties and the annual renewal of software licenses for accounting research software. The Audit Committee considered the nature of the services covered under “All Other Fees” and determined that these services provided by Ernst & Young were compatible with maintaining Ernst & Young’s independence.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor is engaged by, and reports directly to, the Audit Committee.

The Audit Committee has adopted a formal policy whereby it pre-approves all audit, review and attest services and all other permitted tax and non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, all of which are approved by the Audit Committee prior to the completion of the audit. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before the audit commences.

In the event pre-approval for such auditing services and permitted non-audit services cannot be obtained as a result of inherent time constraints in the matter for which such services are required, the Chairperson of the Audit Committee has been granted the authority to pre-approve such services, provided that the estimated cost of such services on each such occasion does not exceed $25,000, and the Chairperson of the Audit Committee will report for ratification such pre-approval to the Audit Committee at its next scheduled meeting. The Audit Committee has complied with the procedures set forth above, and has otherwise complied with the provisions of its charter.

Vote Required

The affirmative vote “FOR” by the holders of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THIS PROPOSAL.

PROPOSAL NO. 3

PROPOSAL TO AMEND
THE UNIVERSAL AMERICAN FINANCIAL CORP.
1998 INCENTIVE COMPENSATION PLAN

The Board of Directors has approved and recommends that the shareholders approve at the Annual Meeting a proposal to amend our 1998 Incentive Compensation Plan to:

(1)         Increase the number of shares of common stock authorized for issuance under the 1998 Incentive Compensation Plan by 5,000,000 shares;

(2)         Allow for transferability of current and future awards granted under the 1998 Incentive Compensation Plan during the grantee’s lifetime to one or more members of the grantee’s family or to a trust established exclusively for one or more such family members; and

(3)         Clarify that the 1998 Incentive Compensation Plan, as adopted, was intended to include provision for the grant of warrants.

Reasons for the Proposed Amendments

The Board believes that approval of the amendments to our 1998 Incentive Compensation Plan are in our and our shareholders’ best interests because attracting and retaining our key employees and those key employees of our subsidiaries, as well as directors, agents and other persons who provide services to us and our subsidiaries is essential to our growth and success. In addition, the Board believes that our long term success is enhanced by a competitive and comprehensive compensation program, which may include tailored types of incentives designed to motivate and reward such persons for outstanding service, including awards that link compensation to applicable measures of our performance and the creation of shareholder value. Such awards will enable us to attract and retain key employees as well as directors, agents and other persons who provide services to us and enable such persons to acquire and/or increase their ownership in us and thereby align their interests with our shareholders’ interests.

The primary reason for the proposed amendment to increase the number of shares of our common stock authorized for issuance under the 1998 Incentive Compensation Plan is to provide sufficient shares for continued issuance of grants thereunder. As of April 16, 2007, a total of 10,169,173 shares were eligible for grant under the 1998 Incentive Compensation Plan, of which 10,026,458 shares have been issued or reserved for issuance under outstanding Awards (as defined below) under the 1998 Incentive Compensation Plan, and 142,715 shares are available for issuance of future Awards. On April 16, 2007, the closing price of our common stock, as reported by NASDAQ, was $19.05 per share.

The Board of Directors believes that the availability of an adequate number of shares under the 1998 Incentive Compensation Plan has been, and in the future, will continue to be, an important factor in attracting and retaining key employees, directors, agents and other persons who provide services to us.

The primary reason for the proposed amendment to allow for transferability of awards granted under the 1998 Incentive Compensation Plan during the grantee’s lifetime to one or more members of the grantee’s family or to a trust established exclusively for one or more such family members is to provide participants under our 1998 Incentive Compensation Plan with additional flexibility in structuring for their financial planning needs. For purposes of this amendment, a grantee’s family is defined as his or her spouse, recognized domestic partner, parents, grandparents, children, grandchildren and siblings, whether by blood, marriage or adoption, including mothers- and fathers-in-law, sons- and daughters-in-law, and brothers-and sisters-in-law, or anyone residing in such person’s home (other than a tenant or employee). During the lifetime of the plan participant, Awards granted under the Plan will be exercisable only by the grantee and shall not be assignable or transferable other than by will or the laws of inheritance following the grantee’s death, except Awards may be assigned in whole or in part during the grantee’s lifetime to one or more members of the grantee’s family or to a trust established exclusively for one or more such family members. The terms applicable to the assigned portion shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

Description of the 1998 Incentive Compensation Plan

The following is a brief summary of our 1998 Incentive Compensation Plan, which is qualified in its entirety by reference to the full 1998 Incentive Compensation Plan. You can obtain a copy of the 1998 Incentive Compensation Plan by writing to our Secretary at our address set forth in the Notice appearing before this proxy statement. The 1998 Incentive Compensation Plan is also available on our website at http://www.uafc.com by reference to Exhibit A of the Proxy Statement dated April 28, 1998, which is accessed through SEC Filings under the Investor Relations section of our website.

Types of Awards

The 1998 Incentive Compensation Plan provides for grants of stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property (collectively, “Awards”).

The 1998 Incentive Compensation Plan superseded the Universal Holding Corp. Incentive Stock Option Plan, the Universal American Financial Corp. Stock Option Plan For Directors, and the Non-Qualified Stock Option Plan for Agents and Others (the “Pre-existing Plans”), although previously granted awards remain outstanding in accordance with their terms and the terms of the Pre-existing Plans.

The following is a summary of the current sub-plans for which Awards are currently granted under the 1998 Incentive Compensation Plan:

•       Awards to Employees:

•        Grants of Restricted Stock—This sub-plan provides for a grant of restricted stock to employees, which vests over time based upon continued service with us.

•        Annual Bonus Option Grants—This sub-plan provides for a grant of options to management as part of our annual bonus program. These options are issued with a strike price equal to the fair market value at the date of grant and vest based on the terms of the annual bonus program, as approved by the Compensation Committee of the Board each year.

•        New Hire Option Grants—This sub-plan provides for a grant of options to new employees. These options are issued with strike price equal to fair market value at the date of grant. The vesting period for these options is determined at the discretion of management, but generally takes place over no less than 3 years.

•       Awards to Non-Employee Directors:

•        Annual Option Award—This sub-plan provides for a grant of options to our non-employee directors and those non-employee directors of our subsidiaries. These options are issued with a strike price equal to fair market value at the date of grant and vest over three years.

•       Awards to Agents:

•        Agent Stock Purchase Plan—Pursuant to this sub-plan, qualifying agents may purchase shares of our common stock, at a price equal to fair market value on the date of purchase.

•        Agent Deferred Compensation Plan—Pursuant to this sub-plan, qualifying agents may elect to defer receipt of commissions. Under the terms of the sub-plan, agent deferrals receive our matching contribution of 25% of the amount deferred, subject to certain limits. Agent deferrals and our matching contributions are then used to purchase shares of our common stock at a price equal to fair market value on the date of purchase.

•        Regional General Agents Equity Participation Plan—Pursuant to this sub-plan, qualifying agents can earn bonuses which, at their election, can be used to purchase shares of our common stock at a price equal to fair market value on the date of purchase. There is no vesting on the shares acquired through bonus deferrals until the fifth anniversary of the award, at which point they become 100% vested.

•        Annual Brokerage Agent Option Award—This sub-plan provides for a grant of options to brokerage agents based on production. These options are issued with a strike price equal to 125% of fair market value at the date of grant and vest one-third upon issuance, two-thirds after one year and 100% after two years.

The above summary of sub-plans is not intended to be an all inclusive listing of the use of equity based compensation for employees, directors, agents and other persons who provide services to us. The above sub-plans may be modified or cancelled at the discretion of management and the Board, in accordance with their terms. In addition, individual awards and/or new sub-plans may be added at the discretion of management and the Board, subject to the overall limits of the 1998 Incentive Compensation Plan as amended, to provide appropriate incentives for those eligible individuals.

Shares Subject To the 1998 Incentive Compensation Plan

Currently, under the 1998 Incentive Compensation Plan, the total number of shares of our common stock reserved and available for delivery in connection with Awards is: (i) 4,000,000, plus (ii) the number of shares of common stock subject to awards under the Preexisting Plans that become available (generally due to cancellation or forfeiture) after the effective date of the 1998 Incentive Compensation Plan, plus (iii) 13% of the number of shares of common stock issued or delivered by us during the term of the 1998 Incentive Compensation Plan (excluding any issuance or delivery in connection with Awards, or any other of our compensation or benefit plans); provided, however, that the total number of shares of our common stock with respect to which incentive stock options (“ISOs”) may be granted shall not exceed 1,500,000. All shares of our common stock delivered in connection with Awards under the 1998 Incentive Compensation Plan consist of authorized and unissued shares or treasury shares. As of April 16, 2007, a total of 10,169,173 shares were eligible for grant under the current 1998 Incentive Compensation Plan. If the proposal is approved, we will be able to award an additional 5,000,000 million shares, increasing the aggregate total of shares eligible for grant under the 1998 Incentive Compensation Plan, as amended, to 15,169,173. On April 16, 2007, the closing price of our common stock was $19.05 per share.

Administration

Subject to the terms and conditions of the 1998 Incentive Compensation Plan and the approval of the Board, the Compensation Committee administers the 1998 Incentive Compensation Plan and is authorized to:

•       Select Award recipients,

•       Determine the type and number of Awards to be granted,

•       Determine the number of shares of our common stock to which Awards will relate,

•       Specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof),

•       Set other terms and conditions of such Awards,

•       Prescribe forms of Award agreements,

•       Interpret and specify rules and regulations relating to the 1998 Incentive Compensation Plan, and

•       Make all other determinations that may be necessary or advisable for the administration of the 1998 Incentive Compensation Plan.

The 1998 Incentive Compensation Plan provides that Compensation Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1998 Incentive Compensation Plan.

Annual Per-Person Limitations

The 1998 Incentive Compensation Plan imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of common stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant may not exceed one million shares for each type of such Award, subject to adjustment in certain circumstances. The maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant is $5 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant on an annualized basis is $5 million.

The Compensation Committee is authorized to adjust the number and kind of shares available for Awards under the 1998 Incentive Compensation Plan, subject to the aggregate share limitations and annual limitations and subject to outstanding Awards (including adjustments to exercise prices, number of shares subject to options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, or share exchange, or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events, for compliance with changes in applicable laws or regulations, or accounting principles.

Eligibility

Our executive officers, directors and other officers and employees or any of our subsidiaries’ officers, directors and other officers and employees, as well as other persons who provide services to us or any of our subsidiaries, are eligible to be granted Awards under the 1998 Incentive Compensation Plan.

The Compensation Committee will recommend and the Board will determine the number and type of Awards pursuant to the terms of the 1998 Incentive Compensation Plan, subject to the limitations therein.

Stock Options and SARs

The Compensation Committee is authorized to grant stock options, including ISOs, which can result in potentially favorable tax treatment to the participant, non-qualified stock options (i.e., stock options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR is determined by the Compensation Committee, but must not be less than the fair market value of a share of common stock on the date of grant (except to the extent of in-the-money Awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally is fixed by the Compensation Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, common stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Compensation Committee.

Restricted and Deferred Stock

The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period specified by the Compensation Committee. A participant granted restricted stock generally has all of the rights of our shareholders, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents conferring on the participant the right to receive, currently or on a deferred basis, cash, shares, other Awards, or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares, Awards, or other investment vehicles specified by the Compensation Committee.

Bonus Stock and Awards In Lieu Of Cash Obligations

The Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

Other Stock-Based Awards

The 1998 Incentive Compensation Plan authorizes the Compensation Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of our common stock, Awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and Awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries. The Compensation Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise

Awards in the nature of purchase rights, the period during which Awards will be outstanding, and forfeiture conditions and restrictions on Awards.

Performance Awards, Including Annual Incentive Awards

The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Compensation Committee. In addition, the 1998 Incentive Compensation Plan authorizes specific annual incentive Awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of pre-established performance goals during a specified one-year period. Performance Awards and annual incentive Awards granted to persons the Compensation Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other of our most highly compensated executive officers, will, if so intended by the Compensation Committee, be subject to provisions intended to qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m).

The performance goals to be achieved as a condition of payment or settlement of a performance Award or annual incentive Award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria. In the case of performance Awards intended to meet the requirements of Code Section 162(m), the business criteria used must be one of those specified in the 1998 Incentive Compensation Plan, although for other performance awards the Compensation Committee may specify any other criteria. The business criteria specified in the 1998 Incentive Compensation Plan are: (1) earnings per share; (2) revenues; increase in revenues; the excess of all or a portion of revenues over operating expenses (which may exclude expenses determined by the Compensation Committee at the time performance goals are established); (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation, amortization and/or incentive compensation; pretax operating earnings; operating earnings (with or without investment gains or losses); (9) total shareholder return; (10) reduction in costs; (11) increase in the fair market value of common stock; and (12) any of the above goals as compared to the performance of a published or special index selected by the Compensation Committee, which may, but need not, select the Standard & Poor’s 500 Stock Index or a group of comparator companies.

In granting annual incentive or performance Awards, the Compensation Committee may establish unfunded Award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals using one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year or performance period, the Compensation Committee will determine who will potentially receive annual incentive or performance Awards for that fiscal year or performance period, either out of the pool or otherwise. After the end of each fiscal year or performance period, the Compensation Committee will determine the amount, if any, of the pool, the maximum amount of potential annual incentive or performance Awards payable to each participant in the pool, and the amount of any potential annual incentive or performance Award otherwise payable to a participant. The Compensation Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance Award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount intended to qualify under Code Section 162(m).

Subject to the requirements of the 1998 Incentive Compensation Plan, the Compensation Committee will determine other performance Award and annual incentive Award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

Non-Employee Director Options

Unless otherwise determined by the Board, effective with the Annual Meeting, each non-employee director will be granted an option to purchase 10,000 shares of our common stock upon his or her initial election to the Board and at each annual meeting of shareholders occurring three months or more thereafter at which he or she qualifies as a non-employee director. Unless otherwise determined by the Board, such options will have an exercise price equal to 100% of the fair market value per share on the date of grant and will become exercisable in three equal installments after each of the first, second and third anniversaries of the date of grant, based on continued service as a director. Any such initial or annual options granted to non-employee directors expire between five and ten years after the date of the grant or 3 months after the date the participant ceases to serve as our director for any reason.

Other Terms of Awards

Awards may be settled in the form of cash, common stock, other Awards, or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of our obligations under the 1998 Incentive Compensation Plan. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1998 Incentive Compensation Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes.

Awards under the 1998 Incentive Compensation Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant Awards in exchange for other Awards under the 1998 Incentive Compensation Plan, awards under our other plans, or other rights to payment from us, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

Acceleration of Vesting

The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of our “change in control” except to the extent otherwise determined by the Compensation Committee at the date of grant or thereafter. In addition, the Compensation Committee may provide that the performance goals relating to any performance-based Award will be deemed to have been met upon the occurrence of any change in control. Upon the occurrence of a change in control, except to the extent otherwise determined by the Compensation Committee at the date of grant or thereafter, the holder of the options may elect to receive cash in lieu of shares based on a defined “change in control price,” which will be the higher of (i) the cash and fair market value of property that is the highest price per share of common stock paid (including extraordinary dividends) in any change in control transaction or in any liquidation of shares of common stock following a sale of substantially all of our assets, or (ii) the highest fair market value per share of common stock (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. “Change in control” is defined in the 1998 Incentive Compensation Plan to include a variety of events, including significant changes in our stock ownership or those of a significant subsidiary, changes in the Board, certain of our mergers and consolidations or those of a significant subsidiary, and the sale or disposition of all or substantially all our consolidated assets.

Amendment and Termination of the 1998 Incentive Compensation Plan

The Board may amend, alter, suspend, discontinue, or terminate the 1998 Incentive Compensation Plan or the Compensation Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. For example, shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Thus, shareholder approval will not necessarily be required for amendments that might increase the cost of the 1998 Incentive Compensation Plan or broaden eligibility. Unless earlier terminated by the Board, the 1998 Incentive Compensation Plan will terminate at such time as no shares remain available for issuance under the 1998 Incentive Compensation Plan and we have no further rights or obligations with respect to outstanding Awards under the 1998 Incentive Compensation Plan.

New Plan Benefits

Individuals who will participate in the 1998 Incentive Compensation Plan in the future, and the amounts of their awards, are determined by the Compensation Committee. Since no future award determinations have been made, it is not possible to state the terms of any individual awards which may be issued under the 1998 Incentive Compensation Plan or the names or positions of, or respective amounts payable or allocable to, future participants in the 1998 Incentive Compensation Plan.

Federal Income Tax Implications of the 1998 Incentive Compensation Plan]

Due to the complexity of the applicable provisions of the Code, this summary sets forth only general tax principles affecting Awards which may be granted under the 1998 Incentive Compensation Plan. The general tax principles discussed below are subject to changes that may be brought about by future legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Special rules may apply to recipients of Awards stock who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Stock Appreciation Rights

The tax consequences of the grant of an SAR are generally as follows: (i) at the time an SAR is granted, a participant will not recognize any taxable income; (ii) at the time of exercise of an SAR, the participant will recognize ordinary income equal to the cash or the fair market value of the shares of common stock received at that time. Subject to the rules concerning deductibility of compensation, we will be allowed an income tax deduction equal to the amount that the holder of an SAR recognizes as ordinary income upon the exercise of an SAR.

Stock Options—Incentive Stock Options

Under currently applicable provisions of the Code, as a general rule: (i) at the time an ISO is granted, the participant will not recognize any taxable income, and (ii) at the time of exercise of the ISO, no taxable income will be realized by the participant.

If common stock received upon exercise of an ISO is sold or otherwise disposed of more than two years from the date the ISO was granted and more than one year after the shares of common stock were received upon exercise of the ISO, then: (i) the difference between the option exercise price paid and the sale price paid to the participants for the shares will result in long-term capital gain or loss to the participant, and (b) no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the ISO. Different rules apply to participants who are subject to the alternative minimum tax. For example, the amount by which the fair market value of the stock acquired by exercising an ISO exceeds the exercise price is considered a “preference” and included in the calculation of alternative minimum tax.

If common stock received upon exercise of an ISO is sold or otherwise disposed of before the holding period described above is satisfied (called a “disqualifying disposition”), then the participant will recognize ordinary income at the time of the sale or other disposition in an amount equal to the lesser of: (a) the difference between the option exercise price and the fair market value of the shares at the time the option was exercised, and (b) the difference between the option exercise price and the amount realized upon the sale or other disposition of the shares. In addition, the participant will recognize short-term or long-term capital gain, depending upon whether the holding period for the shares is more or less than one year, to the extent of any excess of the amount realized upon the sale or other disposition of the shares over the fair market value of the shares upon exercise of the option. In the event of a disqualifying disposition, we will be allowed a tax deduction equal to the amount of the ordinary income recognized by the participant, subject to satisfying the rules concerning deductibility of compensation.

Stock Options—Non-Incentive Stock Options

Some options granted under the 1998 Incentive Compensation Plan are not intended to qualify as ISOs. Under currently applicable law, as a general rule: (i) at the time a non-ISO is granted, the participant will not recognize any taxable income; and (ii) upon the exercise of the option, the participant will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option exercise price. When a participant sells shares acquired by the exercise of a non-ISO, the difference between the amount received and the adjusted tax basis of the shares will be gain or loss. Such gain will be long-term or short-term capital gain, depending upon whether the holding period for such shares is more or less than one year.

We will generally be allowed an income tax deduction equal to the amount that the participant recognizes ordinary income upon exercise of a non-ISO, subject to satisfying the rules concerning deductibility of compensation. We are not entitled to a deduction on amounts taxed as income to the participant upon a sale or other disposition of shares of common stock received upon exercise of a non-ISO.

Other Awards

With respect to Awards granted under the 1998 Incentive Compensation Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

With respect to Awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of restricted shares or other restricted property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares or other property. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Code Section 280G and, to such extent, will be non-deductible by us and subject to a 20% excise tax by the participant. Options issued with an exercise price less than the fair market value on the date of grant will be subject to an additional tax of 20 percent under IRC section 409A.

Equity Compensation Plan Information

The following table sets forth information relating to equity securities authorized for issuance under our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,589,141 (1)	$7.28	1,136,156 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,589,141	$7.28	1,136,156

(1)          Consists of shares of our common stock to be issued upon the exercise of options granted pursuant to the 1998 Incentive Compensation Plan, as amended.

(2)          Securities remaining available for issuance under the 1998 Incentive Compensation Plan, as amended. See above for a description of the 1998 Incentive Compensation Plan. Shares of our common stock may also be issued in connection with SARs, restricted stock and other Awards.

Vote Required

The affirmative vote “FOR” by the holders of a majority of the outstanding shares of common stock entitled to vote, either in person or by proxy, is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this Proxy Statement in connection with the Annual Meeting.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2008 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, and must otherwise comply with the applicable rules and regulations of the Securities and Exchange Commission, including Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than January 25, 2008. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section of this Proxy Statement. Nominations for director must be accompanied by written consent to being named in the proxy statement as a nominee and to serving as a director if elected. All proposals must comply with certain requirements set forth in our bylaws, a copy of which may be obtained from our Secretary.

In addition, to be considered for presentation at the annual meeting of our shareholders to be held in 2008, a shareholder proposal submitted outside the Rule 14a-8 processes described above must be received by our Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, by April 17, 2008, and discretionary authority may be used if untimely submitted.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters, other than those referred to in this Proxy Statement, to be presented at the Annual Meeting for action by the shareholders. However, if any other matters are properly brought before the meeting or any postponements or adjournments thereof, it is intended that the shares represented by proxies will be voted with respect to such matters in the discretion and judgment of the person acting under the proxies.

A copy of the Annual Report has been mailed to every shareholder of record on the Record Date. The Annual Report is not to be considered proxy-soliciting material. If you do not receive the Annual Report, you may request a copy by writing to our Secretary, Universal American Financial Corp., Six International Drive, Rye Brook, New York, 10573-1068 or by calling (914) 934-5200. You also may use this address to request a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements and financial statement schedules. We will provide our Form 10-K without charge to any shareholder of record on the Record Date who so requests in writing.

By Order of the Board of Directors,

LISA M. SPIVACK
Senior Vice President, General Counsel and Secretary
Rye Brook, New York
April 30, 2007

EXHIBIT A

UNIVERSAL AMERICAN FINANCIAL CORP.
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Organization

This charter governs the operations of the Audit Committee of Universal American Financial Corp. (the “Company”). The committee shall review and reassess the adequacy of the charter at least annually and recommend any changes to the Board of Directors (the “Board”). Changes to be considered include those that are necessary as a result of new laws and regulations.

The committee shall be appointed by the Board and shall be comprised of at least three (3) directors who are in good standing, independent and financially literate. No member may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. The Board shall designate one member to serve as Chairman and shall have power and authority to fill any vacancy in the committee.

Members of the committee must meet the independence requirements under Securities and Exchange Commission rules and regulations and the listing requirements of NASDAQ. To be “independent”, a member of the committee must not be an officer or employee of the company or any of its subsidiaries or have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board has the affirmative responsibility to determine that a director does not have any relationship that disqualifies him or her from being independent. Specifically, to be “independent,” committee members must not:

a.                 have been employed by the Company or any of its affiliates for the current year or any of the past three years;

b.                have accepted or have a family member who has accepted any payments from the Company or any of its affiliates during the current or any of the past three fiscal year, other than compensation for service on the Board, benefits under a tax-qualified retirement, or non-discretionary compensation;

c.                 be, or have a Family Member who is, a current partner of the Company’s outside auditor or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit during any of the past three years;

d.                be a Family Member of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

e.                 be, or have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received payments for property or services in the current or any of the past three fiscal years (other than those arising solely from investments in the Company’s securities or payments under a non-discretionary charitable contribution matching program) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more; or

f.                   be, or have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on that entity’s compensation committee.

“Family Member” shall mean a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

To be financially literate, a member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, or become able to do so within a reasonable period of time after appointment to the committee. In addition, at least one member of the committee shall be designated as the financial expert, which means that member will have accounting or related financial management expertise, requisite certification in accounting, or any other comparable experience or background that results in such member’s financial sophistication.

Statement of Policy

The Audit Committee will have the responsibility to assist the Board of Directors of the Company in fulfilling its responsibilities to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board.

In so doing, it is the responsibility of the committee to maintain free and open means of communication among the committee, directors, independent auditors, the internal auditors and financial management of the Company. In discharging its role, the committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities, including compensation of the committee’s counsel, independent auditors and other advisors. The committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors, and other advisors hired to assist the committee, who shall be accountable ultimately to the committee.

Meetings

The committee shall meet at least four times a year and each time the Company proposes to issue a press release with its quarterly or annual earnings information (these meetings may be combined with regularly scheduled meetings), or more frequently as circumstances may require. The Audit Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary. The agenda for each meeting shall be prepared by the Chairman of the Audit Committee and, whenever reasonably practical, circulated to each member prior to the date of the meeting. The committee shall keep minutes of its proceedings. The committee shall conduct executive sessions with the outside auditors, chief executive officer (“CEO”), chief financial officer (“CFO”), chief internal audit executive (“CAE”), general counsel, outside counsel, director of financial reporting, controller, and anyone else as desired by the committee. Following each meeting of the committee and whenever so requested by the Board, the committee shall report to the Board on the committee’s activities, findings and recommendations.

Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the committee shall establish and maintain flexible policies and procedures in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to ensure that the Company’s corporate accounting and financial reporting are in accordance with all requirements and are of the highest quality.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate or as the Board may request.

General

•       The committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s systems to monitor the integrity of the Company’s financial reporting process, internal controls regarding finance and accounting compliance.

•       The committee shall inquire of management, the CAE, and the independent auditors about significant risks or exposures facing the Company, assess the steps management has taken or proposes to take to minimize and manage such risks to the Company, and periodically review compliance with such steps.

•       The committee shall inquire of the CEO and CFO regarding the “quality of earnings” of the company from a subjective as well as an objective standpoint.

•       The committee will monitor the independence and performance of the Company’s independent auditors.

•       The committee will provide a means of communication among the independent auditors, management and the Board.

•       The committee will review and reassess the adequacy of the Audit Committee Charter at least annually, submit the charter to the Board or approval and have the document published at least every three years in accordance with SEC regulations.

•       The committee shall review with management and the independent auditor the effect of any regulatory and accounting initiatives, as well as off-balance-sheet structures, if any.

•       The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

•       The committee shall review and approve all related party transactions involving directors or executive officers and review potential conflict of interest situations where appropriate.

•       The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review with the prior consent of the other members.

Independent Auditors

•       The committee shall have a clear understanding with management, the Board and the independent auditors that the independent auditors are ultimately accountable to the board and the Audit Committee, as representatives of the Company’s shareholders.

•       The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors.

•       Annually, the committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

•       The committee needs to ascertain that the lead (or concurring) audit partner from any public accounting firms performing audit services, serves in that capacity for no more than five fiscal years of the Company. In addition, ascertain that any partner other than the lead or concurring partner serves no more than seven years at the partner level on the Company’s audit.

•       Annually, the committee shall review and recommend to the Board the appointment of the Company’s independent auditors, including the establishment of the audit fees and pre-approval of any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

•       The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation.

•       The committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

•       The committee shall review with the independent auditors all critical accounting policies and practices used by the company and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the company, the ramifications of each alternative, and the treatment preferred by the Company.

•       The committee shall review all material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•       The committee shall review with management and the independent auditors the Company’s annual financial statements and related footnotes, the independent auditors’ audit of the financial statements and their report thereon, the independent auditors’ judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, any significant changes required in the independent auditors’ audit plan, any serious difficulties or disputes with management encountered during the audit, and matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication With Audit Committees (AICPA, Professional Standards, vol. 1, AU sec. 380), as amended, related to the conduct of the audit.

Internal Audit Department

•       The committee shall review the organizational structure and qualifications of the internal audit department (“IAD”), including reviewing the annual scope and plan of the IAD, the appointment and annual reviews of the senior IAD officer and summaries of findings prepared by the IAD together with management’s responses.

•       The committee shall review with the independent auditor, the controller of the Company, and the CAE, the audit scope and plan of the internal auditors and the independent auditors. Address the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

•       The committee shall review with management and the CAE, the significant findings on internal audits during the year and management’s responses thereto, any difficulties the internal audit team encountered in the course of their audits, including any restrictions on the scope of their work or access to required information, any changes required in the scope of their internal audit, the internal auditing department budget and staffing, the IAD charter, the internal audit’s compliance with the Institute of Internal Auditors’ (IIA’s) Standards for the Professional Practice of Internal Auditing (Standards).

Legal Compliance

•       On at least an annual basis, the committee will review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with laws and regulations and inquiries received from regulators or governmental agencies.

•       The committee shall periodically review the Company’s code of conduct to ensure that it is adequate and up-to-date.

•       The committee shall review with the CAE and the Company’s general counsel the results of their review of the monitoring of compliance with the company’s code of conduct.

•       The committee shall review the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters that may be submitted by any party internal or external to the Company.

•       The committee shall review any complaints that might have been received, current status, and resolution if one has been reached.

Other Audit Committee Responsibilities

•       The committee shall consider, with management, the rationale for employing audit firms other than the principal independent auditors.

•       The committee shall evaluate the independent auditors and the internal auditors.

•       The committee shall review procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•       The committee shall review any submissions that have been received, the current status, and the resolution if one has been reached.

•       The committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

•       The committee shall perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the committee or the board of directors deems necessary or appropriate.

•       The committee shall review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditors.

•       The committee shall maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

•       The committee will review its effectiveness.

ATTN: LEGAL DEPARTMENT
6 INTERNATIONAL DRIVE # 190
RYE BROOK, NY 10573

You can vote by telephone OR Internet. Available 24 hours a day 7 days a week.

Instead of mailing your proxy, you may choose one of the two other voting methods outlined below to vote your proxy.

VOTE BY PHONE - 1-800-690-6903
• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

•  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Universal American Financial Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Universal American Financial Corp., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

UNVFC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL AMERICAN FINANCIAL CORP.

Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

01) Barry W. Averill	For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except”
02) Richard A. Barasch	All	For All	Except	and write the nominee’s name on the line below.
03) Bradley E. Cooper	☐	☐	☐
04) Mark M. Harmeling
05) Bertram Harnett
06) Linda H. Lamel
07) Eric W. Leathers
08) Patrick J. McLaughlin
09) Robert A. Spass
10) Robert F. Wright

Ratification of Appointment of Independent Auditors

The Board of Directors recommends a vote FOR this proposal.

Ratification of the appointment of Ernst & Young LLP as				For	Against	Abstain
the independent auditors of Universal American Financial
Corp. for the fiscal year ending December 31, 2007.				☐	☐	☐

Amendment to 1998 Incentive Compensation Plan

The Board of Directors recommends a vote FOR this proposal.

Amendment to our 1998 Incentive Compensation Plan to Allow				For	Against	Abstain
for Transferability and to Increase the Number of Awards
Authorized for Issuance Thereunder.				☐	☐	☐

Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN	Date			Signature (Joint Owners)	Date
BOX]

Proxy – Universal American Financial Corp.

Proxy Solicited by Board of Directors for Annual Meeting – June 14, 2007

RICHARD A. BARASCH, LISA M. SPIVACK and ROBERT A. WAEGELEIN, or any of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Universal American Financial Corp. to be held at 9:30 a.m. on June 14, 2007 at The Penn Club, 30 West 44th Street, New York, New York 10036 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Appointment of Independent Auditors), and FOR Proposal 3 (Increase in Awards Authorized Under 1998 Incentive Compensation Plan).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed and voted on reverse side)